Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INVESTMENT TECHNOLOGY GROUP, INC.,

HEDGEHOG ACQUISITION INC.,

THE MACGREGOR GROUP, INC.

AND

STEVEN D. LEVY,

AS REPRESENTATIVE

OF THE SECURITYHOLDERS OF

THE MACGREGOR GROUP, INC.

Dated as of July 12, 2005

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

ARTICLE II	THE MERGER

2.1.	The Merger
2.2.	Effective Time
2.3.	Effect of the Merger
2.4.	Certificate of Incorporation and By-Laws of the Surviving Corporation
2.5.	Directors and Officers
2.6.	Taking of Necessary Action; Further Action

ARTICLE III	MERGER CONSIDERATION; PAYMENT; CONVERSION OF SECURITIES

3.1.	Merger Consideration
3.2.	Effect of Merger on the Capital Stock of the Company
3.3.	Options
3.4.	Warrants.
3.5.	Return of Merger Consideration
3.6.	No Liability
3.7.	Lost, Stolen and Destroyed Certificates
3.8.	Effect of Merger on Capital Stock of Surviving Corporation
3.9.	Appraisal Rights
3.10.	Distributions Prior to the Effective Time
3.11.	Working Capital Adjustment.

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

4.1.	Organization, Good Standing, Qualification and Power
4.2.	Subsidiaries.
4.3.	Organizational Documents
4.4.	Capitalization.
4.5.	Authorization; Binding Obligation
4.6.	Consents and Approvals
4.7.	No Violation
4.8.	Required Vote
4.9.	Financial Statements; No Undisclosed Liabilities
4.10.	Absence of Certain Events
4.11.	Legal Proceedings
4.12.	Compliance with Laws.
4.13.	Transactions With Affiliates.
4.14.	Taxes.
4.15.	Employee Matters.
4.16.	Contracts.

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4.17.	Title to Properties.
4.18.	Intellectual Property Rights.
4.19.	Brokers
4.20.	Client Contracts and Clients.
4.21.	Environmental Compliance
4.22.	Books and Records
4.23.	Insurance Policies

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

5.1.	Organization, Good Standing and Qualification
5.2.	Ownership of Acquisition Sub; No Prior Activities
5.3.	Authorization; Binding Agreement
5.4.	Consents and Approvals
5.5.	No Violation
5.6.	Financial Capability
5.7.	Legal Proceedings
5.8.	Acknowledgements by Parent

ARTICLE VI	COVENANTS

6.1.	Conduct of Business by the Company and the Subsidiaries Pending Closing
6.2.	Cooperation; HSR Act Filings; Other Approvals, Filings and Consents; Further Assurances.
6.3.	Access to Information
6.4.	Notice of Certain Events
6.5.	Public Announcements
6.6.	No Solicitation of Other Proposals.
6.7.	Directors’ and Officers’ Insurance
6.8.	Employee Benefits

ARTICLE VII	CONDITIONS PRECEDENT TO THE MERGER

7.1.	Conditions to Obligation of Each Party to Effect the Merger
7.2.	Additional Conditions to Obligations of Parent and Acquisition Sub
7.3.	Additional Conditions to Obligations of the Company

ARTICLE VIII	REPRESENTATIVE

8.1.	Appointment of Representative
8.2.	Authority
8.3.	Resignation

ARTICLE IX	TERMINATION AND EXPENSES

9.1.	Termination
9.2.	Effect of Termination

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9.3.	Expenses

ARTICLE X	POST-CLOSING INDEMNIFICATION; SURVIVAL

10.1.	Company Holders’ Indemnification
10.2.	Parent’s Indemnification
10.3.	Indemnification Procedures
10.4.	Limits on Indemnification
10.5.	Survival of Representations and Warranties
10.6.	Sole and Exclusive Remedy

ARTICLE XI	MISCELLANEOUS

11.1.	Entire Agreement
11.2.	Amendment and Waiver
11.3.	Assignment
11.4.	Waivers
11.5.	Governing Law; Venue; Waiver of Jury Trial
11.6.	Specific Performance
11.7.	Interpretation
11.8.	Severability
11.9.	Notices
11.10.	Representation by Counsel
11.11.	Construction
11.12.	Headings
11.13.	Counterparts

Exhibits

Exhibit A	Certificate of Merger

Exhibit B	Escrow Agreement

Exhibit C	Written Consent of Stockholders

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of July 12, 2005, is made by and among INVESTMENT TECHNOLOGY GROUP, INC., a Delaware corporation (“Parent”), HEDGEHOG ACQUISITION INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), THE MACGREGOR GROUP, INC., a Delaware corporation (the “Company”), and Steven D. Levy (the “Representative”), on behalf of the Company Holders (as hereinafter defined).

WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved, and declared it to be advisable and in the best interests of their respective stockholders, for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved and declared advisable this Agreement and the merger (the “Merger”) of Acquisition Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms, and subject to the conditions, set forth herein, which Merger will result in, among other things, the Company becoming a wholly-owned subsidiary of Parent; and

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent is entering into employment agreements and noncompetition agreements with certain officers of the Company, to be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

“2004 Financials” has the meaning set forth in Section 4.9 below.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent, Acquisition Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or any Subsidiary of the Company or the issuance or acquisition of shares of capital stock or other securities of the Company or any Subsidiary of the Company or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other securities of the Company or any Subsidiary of the Company, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of the Company or any Subsidiary of the Company, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby.

“Acquisition Sub” has the meaning set forth in the introductory paragraph above.

“Action” means any suit, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or otherwise.

“Antitrust Laws” has the meaning set forth in Section 6.2(c) below.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification.

“Audited December 31 Balance Sheet” has the meaning set forth in Section 4.9 below.

“Audited Financial Statements” has the meaning set forth in Section 4.9 below.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the Commonwealth of Massachusetts.

“Certificate of Incorporation” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the general corporation law of the jurisdiction of its incorporation, including the articles or certificate of incorporation or organization, and all amendments thereto, as the same may have been restated, and all amendments thereto (including any articles or certificates of merger or consolidation, certificate of correction or certificates of designation or similar instruments which effect any such amendment) which became effective after the most recent such restatement.

“Certificate of Merger” has the meaning set forth in Section 2.2 below.

“Certificates” has the meaning set forth in Section 3.2(i) below.

“Claims” has the meaning set forth in Section 10.1 below.

“Class A Common Share” has the meaning set forth in Section 3.2(d) below.

“Class B Common Liquidation Amount” shall be equal to the sum of the Class B Common Liquidation Preferences with respect to the total number of issued and outstanding Class B Common Shares immediately prior to the Effective Time.

“Class B Common Liquidation Preference” shall be equal to the liquidation preference of each Class B Common Share determined in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Class B Common Participating Amount” shall be equal to the amount to be distributed to each Class B Common Share after payment of the Series A Liquidation Preference, Class B Common Liquidation Preference and Class C Common Liquidation Preference determined  in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Class B Common Share” has the meaning set forth in Section 3.2(b) below.

“Class C Common Liquidation Amount” shall be equal to the sum of the Class C Common Liquidation Preferences with respect to the total number of issued and outstanding Class C Common Shares immediately prior to the Effective Time.

“Class C Common Liquidation Preference” shall be equal to the liquidation preference of each Class C Common Share determined in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Class C Common Participating Amount” shall be equal to the amount to be distributed to each Class C Common Share after payment of the Series A Liquidation Preference, Class B Common Liquidation Preference and Class C Common Liquidation Preference determined  in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Class C Common Share” has the meaning set forth in Section 3.2(c) below.

“Client” shall mean any Person to whom the Company provides services.

“Closing” has the meaning set forth in Section 2.2 below.

“Closing Balance Sheet” has the meaning set forth in Section 3.11(a)(i)

“Closing Date” has the meaning set forth in Section 2.2 below.

“Closing Merger Consideration” means the Merger Consideration less the Escrow Fund.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Common Merger Consideration” shall be equal to the amount to be distributed to each Class A Common Share determined in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Common Stock” has the meaning set forth in Section 4.4(a).

“Common Warrants” has the meaning set forth in Section 3.4(b).

“Common Warrant Holder” has the meaning set forth in Section 3.4(b).

“Common Warrant Payments” has the meaning set forth in Section 3.4(b).

“Company” has the meaning set forth in the introductory paragraph above.

“Company Board” has the meaning set forth in Section 3.2(k) below.

“Company Equity Incentive Plan” means the Company’s 1999 Stock Option and Purchase Plan, as amended and currently in effect.

“Company Holders” means (i) holders of Series A Preferred Shares, (ii) holders of Class A Common Shares; (iii) holders of Class B Common Shares; (iv) holders of Class C Common Shares; (v) Preferred Warrant Holders with an exercise price per share less than the Series A Liquidation Preference; (vi) Common Warrant Holders with an exercise price per share less than the Common Merger Consideration; and (vii) Option Holders with an exercise price per share less than the Common Merger Consideration.

“Company Material Adverse Effect” means (a) a material adverse effect on the business, assets, properties, results of operations or financial condition of the Company and its Subsidiaries (taken as a whole), or (b) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, in determining whether there has been a Company Material Adverse Effect, any effect resulting from an Excluded Matter shall be disregarded.  “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Company or any of its Subsidiaries operates that does not disproportionately affect the Company or its Subsidiaries; (iii) the effect of any action taken by Parent or its Affiliates (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries; (iv) the effect of any changes after the date hereof in applicable Laws or accounting rules not uniquely relating to the Company or its Subsidiaries; (v) any effect resulting from the public announcement of this Agreement, compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including but not limited to any such resulting action or threatened action taken by any Person who is a party to a current or terminated Contract with the Company or its Subsidiaries; and (vi) the indirect or consequential effect of any outbreak of hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof.

“Company Representatives” has the meaning set forth in Section 6.6 below.

“Company Shares” means, collectively, the Series A Preferred Shares, Class A Common Shares, Class B Common Shares and Class C Common Shares.

“Company Third Party Consents” has the meaning set forth in Section 6.2(e) below.

“Confidential Information” has the meaning set forth in Section 6.3 below.

“Confidentiality Agreement” has the meaning set forth in Section 6.3 below.

“Continuing Employee” has the meaning set forth in Section 6.9 below.

“Continued Employee Plan” has the meaning set forth in Section 6.9 below.

“Contract” means any written contract, agreement, license, lease or other instrument, and all amendments, modifications and supplements thereto.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Copyright” means the protection afforded works of authorship under the United States Copyright Act of 1976, as amended and corresponding protections in other countries.

“Copyright Application” means a formal written application for a copyright with the United States Copyright Office or an equivalent governmental authority in another country.

“Copyright Registration” means a registration issued by the United States Copyright Office or equivalent governmental registration in another country.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“December 31 Balance Sheet” has the meaning set forth in Section 4.9 below.

“Deductible” has the meaning set forth in Section 10.3(b) below.

“Defense” has the meaning set forth in Section 10.3(b) below.

“DGCL” has the meaning set forth in the Recitals above.

“Disabling Devices” means any “Trojan horse,” “worms,” “trap doors,” “back doors,” or other “viruses”, that significantly adversely affect or impair the functionality of the Software as described in any relevant documentation relating thereto.

“Dissenting Shares” has the meaning set forth in Section 3.9 below.

“Dissenting Stockholders” has the meaning set forth in Section 3.9 below.

“Domain Names” means any alphanumeric designations which are registered with or assigned by any internationally recognized domain name registrar, domain name registry, or other domain name registration authority as part of an electronic address on the Internet.

“Effective Time” has the meaning set forth in Section 2.2 below.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Liabilities” has the meaning set forth in Section 4.21 below.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 6.9 below.

“Escrow Agent” has the meaning set forth in Section 3.2(g) below.

“Escrow Agreement” has the meaning set forth in Section 3.2(g) below.

“Escrow Fund” means Ten Million Dollars ($10,000,000).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means U.S. generally accepted accounting principles consistently applied and maintained throughout the periods indicated.

“Governmental Authority” means any governmental agency, authority, department, commission, board, bureau, Court or instrumentality of the United States, any domestic state, locality or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission, and any Self-Regulatory Organization.

“Historical Financial Statements” has the meaning set forth in Section 4.9 below.

“HSR Act” has the meaning set forth in Section 4.6 below.

“Indebtedness” means Liabilities (i) for borrowed money, or with respect to deposits or advances of any kind (other than deposits, advances or excess payments accepted in connection with the sale of products or services in the ordinary course of business); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) upon which interest charges are customarily paid

(other than obligations accepted in connection with the purchase of products or services in the ordinary course of business); (iv) under conditional sale or other title retention agreements; (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of business and paid when due); (vi)  of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed; or (vii) under leases required to be accounted for as capital leases under GAAP.

“Indemnification Matter” has the meaning set forth in Section 10.3 below.

“Indemnification Notice” has the meaning set forth in Section 10.3 below.

“Indemnitee” has the meaning set forth in Section 10.3 below.

“Indemnitor” has the meaning set forth in Section 10.3 below.

“Independent Accountants” shall have the meaning set forth in Section 3.11(a)(iii) below.

“Intellectual Property” shall mean all Copyrights, Patents, Trademarks, Domain Names, and Trade Secrets.

“Intellectual Property Licenses” has the meaning set forth in Section 4.18(e) below.

“Knowledge of the Company,” “Company’s Knowledge” and all permutations thereof, shall mean the actual knowledge of Steven D. Levy, Adam Taylor, Stephen Alepa and John G. O’Brien.

“Latest Balance Sheet” has the meaning set forth in Section 4.9 below.

“Latest Financial Statements” has the meaning set forth in Section 4.9 below.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority, including all Orders having the effect of law in each such jurisdiction.

“Liabilities” means any debts, obligations and other liabilities (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, asserted or unasserted or otherwise), losses, claims, damages, Taxes, interest obligations, deficiencies, Orders, assessments, fines, fees, penalties, expenses (including amounts paid in settlement, interest, Court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, consultants and other experts, and other expenses of litigation), any incidental or consequential damages and any punitive damages payable to third parties that may be imposed or otherwise incurred or suffered.

“Licensed Software” means the Object Code version of the non-commercially available software of the Company listed on Schedule 4.18(e).

“Lien” means any mortgage, pledge, security interest, attachment, easement, restriction, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal or right of first offer (including any agreement to give any of the foregoing).

“Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits) in an amount or having a value in excess of $150,000 per year.

“Merger” has the meaning set forth in the Recitals above.

“Merger Consideration” has the meaning set forth Section 3.1 below.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Object Code” means computer programming code in binary form which is intended to be directly executed by a computer after suitable processing but without intervening steps of compilation or assembly.

“Option” has the meaning set forth in Section 3.3 below.

“Option Agreement” has the meaning set forth in Section 3.3 below.

“Option Holder” has the meaning set forth in Section 3.3 below.

“Option Payments” has the meaning set forth in Section 3.3 below.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(b) below.

“Parent” has the meaning set forth in the introductory paragraph above.

“Parent/Acquisition Sub Third Party Consents” has the meaning set forth in Section 6.2(e) below.

“Parent Group” has the meaning set forth in Section 10.1 below.

“Patents” means all patents and industrial design registrations, including any continuations, divisionals, continuations-in-part, renewals and  reissues of the foregoing issued by the United States Patent and Trademark Office, and all similar registrations issued by an equivalent governmental authority in another country, under the Laws of any jurisdiction.

“Patent Application” means a formal written application for a Patent with the United States Patent and Trademark Office or equivalent governmental authority in another country.

“Payment Agent” has the meaning set forth in Section 3.2(g) below.

“Payment Agent Agreement” shall have the meaning set forth in Section 3.2(g) below.

“Payment Fund” has the meaning set forth in Section 3.2(h) below.

“Permits” shall mean any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Law.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments and other governmental charges which are not yet due and payable or are due but are being contested in good faith by appropriate proceedings, (ii) statutory or common law Liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law Liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies and other like Liens, arising in the ordinary course of business and not from any breach, default or violation of Contract or Law, (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (vi) any other encumbrance affecting any asset which does not materially impede or otherwise affect the ownership or operation of such asset, (vii) Liens resulting from a filing by a lessor as a precautionary filing for a true lease, (viii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds an other obligations of a like nature incurred in the ordinary course of business and not from any breach, default or violation of Contract or Law, (ix) vendor’s Liens to secure payment which are not yet due and payable or are due but are being contested in good faith by appropriate proceedings, and (x) all licenses granted to third parties to use Intellectual Property owned by the Company and disclosed in Section 4.18 of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Plan” means any Employee Benefit Plan other than a Multiemployer Plan.

“Preferred Warrants” has the meaning set forth in Section 3.4(a).

“Preferred Warrant Holder” has the meaning set forth in Section 3.4(a).

“Preferred Warrant Payments” has the meaning set forth in Section 3.4(a).

“Purchaser Benefit Plans” has the meaning set forth in Section 6.9 below.

“Qualified Plan” has the meaning set forth in Section 4.15(b) below.

“Regulation” means any rule or regulation of any Governmental Authority.

“Related Agreements” means the Payment Agent Agreement and the Escrow Agreement.

“Representative” has the meaning set forth in the introductory paragraph above.

“Restricted Stock” has the meaning set forth in Section 3.2(k) below.

“Self-Regulatory Organization” shall be as defined in Section 3(a)(26) of the Exchange Act.

“Series A Liquidation Amount” shall be equal to the sum of the Series A Liquidation Preferences with respect to the total number of issued and outstanding Series A Preferred Shares immediately prior to the Effective Time and the Preferred Warrant Payments.

“Series A Liquidation Preference” shall be equal to the liquidation preference of each Series A Preferred Share determined in accordance with the Company’s Certificate of Incorporation, as currently in effect immediately prior to the Effective Time.

“Series A Preferred Share” has the meaning set forth in Section 3.2(a) below.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or Object Code.

“Source Code” means any version of any developed Software written in human readable programming language, capable of being translated into Object Code for operation into computer equipment through assembly or compiling.

“Stockholder Approval” has the meaning set forth in Section 4.8 below.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least a majority of the stock or other equity interests in such entity, or which is consolidated with such Person for financial reporting purposes.

“Surviving Corporation” has the meaning set forth in Section 2.1 below.

“Target Amount” means Three Million, Eight Hundred Thousand Dollars ($3,800,000).

“Tax Authority” shall mean any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority or other Governmental Authority, including, but not limited to, those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and  interest, penalties and additions to tax imposed with respect thereto.

“Tax Return” shall mean any report, return, documents, declaration or other information (and any supporting schedules or attachments thereto) required to be supplied to any Tax Authority or jurisdiction with respect to Taxes (including any returns or reports filed on a consolidated, unitary, or combined basis).

“Third-Party Software” means all Software not owned by the Company but otherwise used by the Company.

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique, or process owned (i.e., not licensed to), by the Company that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy.

“Trademarks” means all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin, and registrations relating to any of the foregoing.

“Trademark Application” means a formal written application for registration of a Trademark with the United States Patent and Trademark Office or equivalent governmental authority in another country.

“Trademark Registration” means the registration of a Trademark issued by the United States Patent and Trademark Office or equivalent governmental authority in another country.

“Transaction Expenses” has the meaning set forth in Section 9.3 below.

“Voting Holders” means the holders of Series A Preferred Shares, Class A Common Shares and Class B Common Shares.

“Warrants” has the meaning set forth in Section 3.4(b) below.

“Warrant Agreement” has the meaning set forth in Section 3.4(c) below.

“Warrant Holders” has the meaning set forth in Section 3.4(b) below.

“Warrant Payments” has the meaning set forth in Section 3.4(b) below.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means current assets minus current liabilities, calculated in accordance with GAAP and in a manner consistent with the Audited December 31 Balance Sheet.

“Working Capital Adjustment” has the meaning set forth in Section 3.11(b) below.

“Written Consent” has the meaning set forth in Section 4.8 below.

ARTICLE II
THE MERGER

2.1.          The Merger.  Upon the terms, and subject to the conditions, set forth in this Agreement, and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company at the Effective Time.  From and after the Effective Time, the separate corporate existence of Acquisition Sub shall cease and the Company, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly-owned subsidiary of Parent.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2.          Effective Time.  Subject to the terms and conditions hereof, the closing of the Merger and the transactions contemplated by this Agreement (the “Closing”) will take place at the earliest time following the date on which all of the conditions set forth in Article VII have been satisfied or, if permissible, waived, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, at 10:00 a.m. (Eastern Time) or remotely via the exchange of executed documents and other closing deliverables, unless another time or date is agreed to in writing by the Company and Parent; provided, however, that in no event shall the Closing occur prior to the 30th day following the day on which the Company delivers the Audited Financial Statements pursuant to Section 6.2(g) unless Parent otherwise agrees in writing.  The date on which the Closing actually occurs is herein referred to as the “Closing Date”.  On the Closing Date, subject to the terms and conditions set forth in this Agreement, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in substantially the form of Exhibit A attached hereto and executed in accordance with the relevant provisions of the DGCL (the date and time of the acceptance of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent and the Company, being the “Effective Time”).

2.3.          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Acquisition Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.4.          Certificate of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time and without further action on the part of the parties hereto, the Certificate of

Incorporation and the by-laws of the Surviving Corporation shall be amended to read in their entirety to contain the provisions set forth in the Certificate of Incorporation and by-laws of Acquisition Sub, as in effect immediately prior to the Effective Time, in each case, until thereafter amended as provided by the DGCL.

2.5.          Directors and Officers.  From and after the Effective Time, (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and (ii) the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and the by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Certificate of Incorporation and by-laws or the terms of any contract pursuant to which they may be serving as such.

2.6.          Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action.

ARTICLE III
MERGER CONSIDERATION; PAYMENT; CONVERSION OF SECURITIES

3.1.          Merger Consideration.  The aggregate amount to be paid by Parent or Acquisition Sub pursuant to the terms of this Agreement with respect to (i) all issued and outstanding Company Shares including, for the avoidance of doubt, Dissenting Shares, (ii) all Options and Warrants to acquire Company Shares (except for those cancelled without payment therefore pursuant to Sections 3.3 or 3.4), and (iii) all other rights, contingent or otherwise, to acquire Company Shares shall equal Two Hundred Twenty-Eight Million Dollars ($228,000,000), as adjusted in accordance with Section 3.11 below  (the “Merger Consideration”).

3.2.          Effect of Merger on the Capital Stock of the Company.  Subject in all cases to the aggregate Merger Consideration to be paid in accordance with Section 3.1:

(a)           Conversion of Series A Preferred Stock.  At the Effective Time, each share of Series A Preferred Stock, par value $0.01 per share, of the Company (each, a “Series A Preferred Share”) that is issued and outstanding immediately prior to the Effective Time, including, without limitation, all shares of Series A Preferred Stock issued upon exercise of any Preferred Warrants, shall, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the Company Holders, be canceled and extinguished, and each such Series A Preferred Share shall be converted into the right to receive the Series A Liquidation Preference in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to Preferred Warrants cancelled pursuant to Section 3.4(a).

(b)           Conversion of Class B Common Stock.  At the Effective Time, each share of Class B Common Stock, par value $0.01 per share, of the Company (each, a “Class B Common Share”) that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the Company Holders, be canceled and extinguished and each such Class B Common Share shall be converted into the right to receive the Class B Common Liquidation Preference and the Class B Common Participating Amount, in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares.

(c)           Conversion of Class C Common Stock.  At the Effective Time, each share of Class C Common Stock, par value $0.01 per share, of the Company (each, a “Class C Common Share”) that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the Company Holders, be canceled and extinguished and each such Class C Common Share shall be converted into the right to receive the Class C Common Liquidation Preference and the Class C Common Participating Amount, in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares.

(d)           Conversion of Class A Common Stock.  At the Effective Time, each share of Class A Common Stock, par value $0.01 per share, of the Company (each, a “Class A Common Share”) that is issued and outstanding immediately prior to the Effective Time, including, without limitation, all shares of Class A Common Stock issued upon exercise of any Options or Common Warrants, shall, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the Company Holders, be canceled and extinguished and each such Class A Common Share shall be converted into the right to receive the Common Merger Consideration in cash, payable in accordance with and subject to the conditions on payment as provided in this Article III, other than with respect to Dissenting Shares and without duplication with respect to Options and Common Warrants cancelled pursuant to Section 3.3 and Section 3.4(b), respectively.

(e)           Treasury Stock.  Each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

(f)            Tax Withholding Obligation.  With respect to all payments or distributions to the Company Holders, Parent reserves the right to make any withholdings required by applicable Tax laws and to appropriately reduce the Merger Consideration payable to any such Company Holders by the amount of any withholdings or payments that are required to be made by Parent or the Surviving Corporation on behalf of such Company Holders (including, without limitation, withholding obligations of the Company arising from the cancellation and settlement of any Options or Warrants to acquire Class A Common Shares or Series A Preferred Shares, as applicable, pursuant to Section 3.3, Section 3.4(a) and Section 3.4(b), respectively).

(g)           Payment Agent(s) and Escrow Agent(s).  Prior to the Effective Time, Parent shall designate (i) a company reasonably acceptable to the Company to act as payment agent in the Merger (the “Payment Agent”) pursuant to a payment agency agreement to be executed by and among the Company, the Representative, the Parent and the Payment Agent in form and substance reasonably satisfactory to the parties thereto (the “Payment Agent Agreement”); and (ii) a company reasonably acceptable to the Company to act as escrow agent in the Merger (the “Escrow Agent”) pursuant to an escrow agreement to be executed by and among the Company, the Representative, the Parent and the Escrow Agent in substantially the form of Exhibit B hereto (the “Escrow Agreement”).

(h)           Payment of Merger Consideration.   At the Closing, Parent or Acquisition Sub shall deposit or shall cause to be deposited with (i) the Payment Agent, for the benefit of the Company Holders, an amount equal to the Closing Merger Consideration (collectively, the “Payment Fund”), to be distributed to the Company Holders as set forth in this Section 3.2, and (ii) the Escrow Agent, an amount equal to the Escrow Fund. Each Company Holder’s respective right to receive payment from the Payment Fund and Escrow Fund shall be based upon the same percentage as its pro rata portion of the total Merger Consideration. Any Working Capital Adjustment shall be paid pursuant to Section 3.11 below.  Any right of a Company Holder to receive a portion of the Escrow Fund shall be determined in accordance with the provisions of the Escrow Agreement.

(i)            Surrender of Certificates.  The Payment Agent shall deliver the Merger Consideration contemplated to be paid to the holders of Company Shares pursuant to this Section 3.2 out of the Payment Fund for each Company Share that is surrendered in accordance with this Section 3.2(i).  As soon as practicable, but in no event later than fifteen (15) days after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate representing outstanding Company Shares (the “Certificates”) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery by such holder of Company Shares of his, her or its Certificates to the Payment Agent, and shall be in customary form), and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration contemplated to be paid to the holders of Company Shares pursuant to this Section 3.2.  Upon surrender of a Certificate to the Payment Agent for cancellation, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration represented by such Certificate as set forth above, of which the Closing Merger Consideration shall be payable upon such proper surrender by the Payment Agent by delivery of a certified or bank cashier’s check or by wire transfer, and the portion of the Escrow Fund represented by such Certificate shall be payable by the Escrow Agent in accordance with the Escrow Agreement, and the Certificate so surrendered shall forthwith be canceled upon delivery thereof to the Payment Agent.  No interest will be paid or accrued on any cash payable to holders of Certificates.  In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, payment may be made to a transferee if the Certificate representing such Company Shares is presented to Parent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(j)            Cancellation of Company Shares.  From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such Certificate (other than with respect to Dissenting Shares).

(k)           Treatment of Restricted Stock.  Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) (or, if appropriate, any committee thereof) may, in its sole and absolute discretion, adopt appropriate resolutions and take all other actions necessary to provide that, at the Effective Time, to the extent not already fully vested pursuant to their terms, all Company Shares awarded or issued pursuant to a restricted stock agreement, either pursuant to the Company Equity Incentive Plan or otherwise (the “Restricted Stock”), shall be deemed fully vested and shall be treated, for all purposes of this Agreement, in the same manner as such shares would be treated if they were not subject to any restricted stock agreement.

3.3.          Options.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (a) provide for the cancellation, effective at the Effective Time, of all outstanding stock options or similar rights to purchase Class A Common Shares (each, an “Option”) heretofore granted under the Company Equity Incentive Plan, or granted pursuant to individual option agreements outside of the Company Equity Incentive Plan, without any consideration therefor except as otherwise provided in this Section 3.3.  Each vested Option, either vested pursuant to its terms or vested by appropriate resolutions of the Company Board (or, if appropriate, any committee thereof), in its sole and absolute discretion, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof (each, an “Option Holder”), in cancellation and settlement therefor, to a payment in cash, at the times and in the manner described below in this Section 3.3, equal to the product of (i) the excess, if any, of (x) the Common Merger Consideration over (y) the exercise price per Class A Common Share subject to such Option, multiplied by (ii) the total number of Class A Common Shares subject to such Option immediately prior to its cancellation (such payment to be net of withholding taxes, if any, and without interest), at the same time, in the same manner, and subject to the same conditions under which other Company Holders receive Common Merger Consideration (such amounts payable hereunder being referred to as the “Option Payments”).  At the Effective Time, Parent or Acquisition Sub shall (as a part of, and not in addition to, depositing the Merger Consideration in accordance with Section 3.1) deposit, or cause to be deposited, into the Payment Fund and the Escrow Fund, the aggregate Option Payments due pursuant to this Section 3.3.   As soon as practicable, but in no event later than fifteen (15) days after the Effective Time, the Payment Agent shall mail to each Option Holder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the agreement or instrument evidencing an Option (an “Option Agreement”) shall pass, only upon proper delivery by such Option Holder of his, her or its Option Agreement to the Payment Agent, and shall be in customary form), and (ii) instructions for use in effecting the surrender of the Option Agreement in exchange for the Option Payment contemplated to be paid to the Option Holder pursuant to this Section 3.3.  Upon surrender of an Option Agreement to the Payment Agent, the Option Holder shall be entitled to receive in exchange therefor the Option Payment represented by such Option Agreement as set forth above, which Option Payment shall be payable upon such proper surrender by the Payment Agent by delivery of a certified or bank cashier’s check or by wire transfer, less the portion of the Escrow Fund with respect to such Option, which shall be payable in accordance with the Escrow Agreement.  No interest will be paid or accrued on any cash payable to Option Holders.

3.4.                              Warrants.

(a)                                  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all outstanding warrants to purchase Series A Preferred Shares (the “Preferred Warrants”), without any payment therefor except as otherwise provided in this Section 3.4(a).  Each vested Preferred Warrant, either vested pursuant to its terms or vested by appropriate resolutions of the Company Board (or, if appropriate, any committee thereof), in its sole and absolute discretion, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof (each, a “Preferred Warrant Holder”), in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (i) the total number of Series A Preferred Shares as to which that Preferred Warrant remains unexercised, multiplied by (ii) the excess, if any, of (x) the Series A Preferred Liquidation Preference over (y) the exercise price per Series A Preferred Share subject to such Preferred Warrant (such amounts payable hereunder being referred to as the “Preferred Warrant Payments”).

(b)                                 Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all outstanding warrants to purchase Class A Common Shares (the “Common Warrants”, and together with the Preferred Warrants, the “Warrants”), without any payment therefor except as otherwise provided in this Section 3.4(b).  Each vested Common Warrant, either vested pursuant to its terms or vested by appropriate resolutions of the Company Board (or, if appropriate, any committee thereof), in its sole and absolute discretion, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof (each, a “Common Warrant Holder”, and together with the Preferred Warrant Holders, the “Warrant Holders”), in cancellation and settlement therefor, to a payment in cash (subject to any applicable withholding taxes), at the Effective Time, equal to the product of (i) the total number of Class A Common Shares as to which that Common Warrant remains unexercised, multiplied by (ii) the excess, if any, of (x) the Common Merger Consideration over (y) the exercise price per Class A Common Share subject to such Common Warrant (such amounts payable hereunder being referred to as the “Common Warrant Payments”, and together with the Preferred Warrant Payments, the “Warrant Payments”).

(c)                                  At the Effective Time, Parent or Acquisition Sub shall (as a part of, and not in addition to, depositing the Merger Consideration in accordance with Section 3.1) deposit, or cause to be deposited, into the Payment Fund and Escrow Fund the aggregate Warrant Payments due pursuant to this Section 3.4.  As soon as practicable, but in no event later than fifteen (15) days after the Effective Time, the Payment Agent shall mail to each Warrant Holder (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the agreement or instrument evidencing a Warrant (a “Warrant Agreement”) shall pass, only upon proper delivery by such Warrant Holder of his, her or its Warrant Agreement to the

Payment Agent, and shall be in customary form), and (ii) instructions for use in effecting the surrender of the Warrant Agreement in exchange for the Warrant Payment contemplated to be paid to the Warrant Holder pursuant to this Section 3.4. Upon surrender of a Warrant Agreement to the Payment Agent, the Warrant Holder shall be entitled to receive in exchange therefor the Warrant Payment represented by such Warrant Agreement as set forth above, which Warrant Payment shall be payable upon such proper surrender by the Payment Agent by delivery of a certified or bank cashier’s check or by wire transfer, less the portion of the Escrow Fund with respect to such Warrant, which shall be payable in accordance with the Escrow Agreement.  No interest will be paid or accrued on any cash payable to Warrant Holders.

3.5.                              Return of Merger Consideration.  If, after eighteen (18) months after the Effective Time, there remain any Company Holders who have not surrendered their Certificates, Option Agreements or Warrant Agreements for payment of the Merger Consideration, the Payment Agent shall mail notices to such holders at the address set forth in the records of the Company notifying them of their right to receive the Closing Merger Consideration and participate in the Escrow Fund.  To the extent that any Company Holders have not tendered their Certificates, Option Agreements or Warrant Agreements within ninety (90) days after the mailing of such notice, the Payment Agent shall return, to the extent permitted by law, to Parent any funds held by it for the benefit of Company Holders and deliver to Parent any Certificates or other documents received by it from any Company Holder after such time.  Upon receipt, Parent shall hold the remaining funds for the benefit of such holders and shall deliver to any Company Holder who has properly surrendered Certificates, Option Agreements or Warrant Agreements, the Merger Consideration to which such holder is entitled pursuant to this Agreement with respect to the Company Shares, Options or Warrants surrendered by such holder.

3.6.                              No Liability.  None of Parent, Acquisition Sub or the Surviving Corporation shall be liable to any Company Holder in respect of any Merger Consideration delivered to a public official as required by and pursuant to any applicable abandoned property, escheat or similar law.  Subject to Section 3.7, if any Certificate, Option Agreement or Warrant Agreement shall not have been surrendered prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any public official, any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

3.7.                              Lost, Stolen and Destroyed Certificates.  If any Certificate, Option Agreement or Warrant Agreement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed, and, if reasonably required by Parent or the Payment Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Payment Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Option Agreement or Warrant Agreement the Payment Agent will issue in exchange for such lost, stolen or destroyed Certificate, Option Agreement or Warrant Agreement, the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

3.8.                              Effect of Merger on Capital Stock of Surviving Corporation.  At the Effective Time, each share of Acquisition Sub’s common stock, par value $0.01 per share, that is issued and outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the Company Holders, be converted automatically into and exchanged for one share of common stock of the Surviving Corporation.

3.9.                              Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, Company Shares (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and are held by the holders of Company Shares who have not voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such Dissenting Stockholders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL.  The Company shall give Parent (a) prompt notice of any written demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to Dissenting Stockholders’ rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration issuable pursuant to Section 3.2, and (ii) promptly following the occurrence of such event, Parent shall deposit into the Payment Fund and Escrow Fund the Merger Consideration to which such holder is entitled pursuant to Section 3.2.

3.10.                        Distributions Prior to the Effective Time.  Prior to the Effective Time, the Company will declare and pay to its stockholders of record (or a trust or other entity for their benefit) one or more dividends equal to an aggregate of (i) the amount of cash and cash equivalents, if any, in excess of the Target Amount (provided that such dividend would not reasonably be expected to result in a reduction of the Merger Consideration pursuant to Section 3.11 hereof); and (ii) the shares of common stock of Liquidnet Holdings, Inc. held of record by the Company and any registration or other rights associated therewith.  In the event such distributions have not been completed prior to the Effective Time, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions to complete such distributions promptly following the Effective Time.

3.11.                        Working Capital Adjustment.

(a)                                  Closing Balance Sheet.

(i)                                     Parent shall cause to be prepared a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date, together with calculations of the Working Capital as of the Closing Date (collectively, the “Closing Balance Sheet”), all of which shall be prepared in accordance with GAAP and in a manner consistent with the Audited December 31 Balance Sheet. Parent shall deliver the Closing Balance Sheet to Representative within ninety (90) days following the Closing Date.

(ii)                                  If within forty-five (45) days following delivery of the Closing Balance Sheet, Representative has not given Parent written notice of its objection as to any amounts set forth on the Closing Balance Sheet (which notice shall state the basis of Representative’s objection in reasonable detail), then the Closing Balance Sheet shall be final, binding and conclusive on the parties.

(iii)                               If Representative duly gives Parent such notice of objection within the forty-five (45) day period, and if the Representative and Parent fail to resolve the issues outstanding (after good faith discussions) with respect to the Closing Balance Sheet within thirty (30) days of the Parent’s receipt of Representative’s objection notice, the  Representative and Parent shall submit the issues remaining in dispute to Deloitte & Touche, LLP, independent public accountants, or such other accountants as mutually agreed by Parent and Representative (the “Independent Accountants”) for resolution.  If issues are submitted to the Independent Accountants for resolution, then:

(A)                              the Representative and Parent shall execute any agreement(s) required by the Independent Accountants to accept their engagement;

(B)                                the Representative and Parent shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its accountants or other agents, and shall be afforded the opportunity to present to the Independent Accountants, with a copy to the other party, any written material relating to the disputed issues;

(C)                                the determination by the Independent Accountants, as set forth in a written notice to be delivered by the Independent Accountants to both the Representative and Parent, shall be final, binding and conclusive on the parties and shall be used by Parent to prepare the final Closing Balance Sheet, which shall become binding on the parties as of the date of the determination notice sent by the Independent Accountants; and

(D)                               the fees and costs of the Independent Accountants for such determination shall be borne 50% from Parent and 50% out of the Escrow Fund; provided, however, that the engagement agreement(s) referred to in subpart (A) above may require the parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event the Escrow Agent or Parent pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other party(ies) agree(s) to reimburse the Escrow Agent or Parent, as applicable, to the extent required to equalize the payments made by the Escrow Agent and Parent with respect to the fees and costs of the Independent Accountants.

(b)                                 Adjustment to Merger Consideration.  The Merger Consideration shall be decreased or increased, as the case may be, by the amount that the Working Capital of the Company and its Subsidiaries on the Closing Date, as finally determined in accordance with Sections 3.11(a), is less than or greater than, as the case may be, the Target Amount (such difference referred to as the “Working Capital Adjustment”).  For the avoidance of doubt, the Working Capital of the Company shall not include any accruals or liabilities for Transaction

Expenses, except for the amount of Transaction Expenses, if any, in excess of Five Million Dollars ($5,000,000).  If the Working Capital Adjustment constitutes a decrease in the Merger Consideration, then the amount of the Working Capital Adjustment shall be paid to Parent out of the Escrow Fund (and the Representative and Parent shall promptly deliver a joint instruction letter to the Escrow Agent authorizing the release of such amount from the Escrow Fund).  If the Working Capital Adjustment constitutes an increase in the Merger Consideration, then Parent shall deposit the amount of the Working Capital Adjustment with the Payment Agent for distribution to the Company Holders in accordance with the Payment Agent Agreement. Any payment under this Section 3.11(b) shall be made within fifteen (15) business days after the Closing Balance Sheet is finalized in accordance with Section 3.11(a).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to Parent and Acquisition Sub, except as disclosed by the Company in the disclosure schedule, dated as of the date of this Agreement and delivered by the Company to Parent and the Acquisition Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item; provided, however, that any item that is disclosed in a particular section or subsection of the disclosure schedule shall be deemed to be disclosed and incorporated into any other section or subsection of the disclosure schedule where such disclosure would otherwise be appropriate, but only to the extent that it is clearly apparent from the express language of such disclosure that it applies to such other section or subsection) (the “Disclosure Schedule”):

4.1.                              Organization, Good Standing, Qualification and Power.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted to enter into this Agreement, the Certificate of Merger, each of the Related Agreements and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and (c) is duly qualified and in good standing to do business in those jurisdictions listed in Section 4.1 of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

4.2.                              Subsidiaries.

(a)                                  Section 4.2(a) of the Disclosure Schedule, sets forth a true and complete list of all of the Company’s direct and indirect Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity or similar interest owned by the Company or another direct or indirect Subsidiary of the Company.  Except as set forth in Section 4.2(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

(b)                                 Each Subsidiary of the Company is an entity, incorporated or duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization as set forth in Section 4.2(b) of the Disclosure Schedule and has all the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each Subsidiary is duly qualified and in good standing to do business in those jurisdictions set forth in Section 4.2(b) of the Disclosure Schedule and in all other jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or good standing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

4.3.                              Organizational Documents.  The Company has heretofore delivered to Parent a complete and correct copy of each of its and each Subsidiary’s Certificate of Incorporation and by-laws or other equivalent organizational documents, each as amended or restated to the date hereof.  Such Certificates of Incorporation and by-laws or other equivalent organizational documents of the Company and each Subsidiary are in full force and effect.

4.4.                              Capitalization.

(a)                                  The total number of shares of capital stock that the Company has authority to issue is 20,787,991, consisting of (i) 20,203,704 shares of Common Stock, par value $.01 per share (the “Common Stock”), of which 20,000,000 shares have been designated as Class A Common Stock, 111,111 shares have been designated as Class B Common Stock, 55,556 shares have been designated as Class C-1 Common Stock, and 37,037 shares have been designated as Class C-2 Common Stock, and (ii) 584,287 shares of Preferred Stock, par value $.01 per share, all of which have been designated as Series A Preferred Stock.

(b)                                 As of the date hereof, (i) 7,413,912 shares of Class A Common Stock are issued and outstanding; (ii) all of the shares of Class B Common Stock are issued and outstanding; (iii) all of the shares of Class C-1 Common Stock and 23,870 shares of Class C-2 Common Stock are issued and outstanding; (iv) 581,564 of the shares of Series A Preferred Stock are issued and outstanding; (v) 50,000 shares of Company Shares are held in the treasury of the Company; (vi) 3,999,978 shares of Class A Common Stock are reserved for future issuance under the Company Equity Incentive Plan, of which 3,651,890 shares are subject to Options that are currently outstanding and 348,209 shares remain available for grant; (vii) 27,222 shares of the Series A Preferred Stock are reserved for future issuance pursuant to Preferred Warrants; and (viii) 75,000 shares of the Class A Common Stock are reserved for future issuance pursuant to Common Warrants.  Each share of Series A Preferred Stock, Class B Common Stock, Class C-1 Common Stock and Class C-2 Common Stock is convertible or deemed to be convertible into ten (10) shares of Class A Common Stock for certain purposes under the Company’s Certificate of Incorporation.  Section 4.4(b) of the Disclosure Schedule sets forth a table of all holders of Company Shares together with the number of shares by class held by each such holder on an issued and as-converted basis.

(c)                                  Section 4.4(c) of the Disclosure Schedule lists all outstanding Options and Warrants, the record holder thereof and the exercise price thereof.  Except as set forth in Section 4.4(c) of the Disclosure Schedule, there are no other outstanding securities, options (whether vested or unvested), warrants, calls, rights, commitments or agreements to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities or equity interest of the Company or of any Subsidiary.  Except as described in Section 4.4(c) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other securities or equity interests of the Company or any Subsidiary.  All outstanding shares of capital stock of the Company and each Subsidiary are, and all shares which may be issued upon the exercise of Options or Warrants will be, when issued in accordance with their terms, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

(d)                                 Except as set forth in Section 4.4(d) of the Disclosure Schedule, there are no voting trusts, proxies or other agreements to which the Company or any Subsidiary or, to the Knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other securities or equity interests of the Company or any Subsidiary.

4.5.                              Authorization; Binding Obligation.  Subject to Stockholder Approval and the filing and recordation of the Certificate of Merger in accordance with the DGCL, the execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of the Company Board and, other than the Stockholder Approval, no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Related Agreements to which the Company is a party, when executed and delivered by the Company (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and each Related Agreement to which the Company is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.6.                              Consents and Approvals.  Except as set forth in Section 4.6 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by the Company shall not, require the

Company or any Subsidiary to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except for (a) Stockholder Approval, (b) the filing of the Certificate of Merger in accordance with the DGCL, (c) such other Approvals, filings or authorizations which if not obtained or made would not individually or in the aggregate have a Company Material Adverse Effect or impair in any material respect the ability of the Company to consummate the transactions contemplated by this Agreement and the Certificate of Merger, including, without limitation, the Merger, (d) any request under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials relating to the pre-merger notification requirements of the HSR Act, and (e) such Approvals as may be required from the National Association of Securities Dealers, Inc. (also known as NASD, Inc.) and/or its regulatory affiliate and the Financial Services Authority with respect to the continued memberships or registrations of the Company and/or its Subsidiaries to the extent they are members of, and regulated by, those Governmental Authorities.

4.7.                              No Violation.  Except as set forth in Section 4.7 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party and each of the other instruments or documents required by this Agreement to be executed and delivered by the Company do not, and the performance of this Agreement, the Related Agreements to which it is a party and each of the other instruments or documents required by this Agreement to be executed and delivered by the Company, will not, (a) conflict with or violate the Certificate of Incorporation or by-laws or other equivalent organizational documents of the Company or any Subsidiary, (b) conflict with or violate any Law or Order, in each case, applicable to the Company or any Subsidiary, or by which its or any of their respective properties is bound or affected, or (c) result in a breach or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or any Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, Approval or other material instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its or any of their respective properties is bound or affected, in the case of subsections (b) and (c) hereof, which conflict, violation, breach or default would have a Company Material Adverse Effect.

4.8.                              Required Vote.  The Company Board has, at a meeting duly called and held or by written consent, (a) approved and declared advisable this Agreement and approved each Related Agreement to which it is a party, (b) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the Company Holders, (c) resolved to recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby and thereby to the Voting Holders, (d) directed that this Agreement be submitted to the Voting Holders for their approval and authorization.  The affirmative vote of a majority of all outstanding shares of Class A Common Shares, Class B Common Shares and the Series A Preferred Shares, voting together as a single class on an as converted basis, are the only votes of the holders of any class or series of capital stock of the Company necessary to approve and authorize the Company’s execution and delivery of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby (“Stockholder Approval”).  Immediately after the execution and delivery of this Agreement, the Company will deliver to Parent a valid, executed written irrevocable consent in the form attached hereto as Exhibit C (the “Written Consent”) representing the affirmative vote of the voting capital stock of the Company required to approve and authorize the Company’s execution and delivery of this Agreement, the Merger, the Related Agreements to which the Company is a party and the other transactions contemplated hereby and thereby, which Written Consent constitutes the Stockholder Approval.

4.9.                              Financial Statements; No Undisclosed Liabilities.  (a) Prior to the signing of this Agreement, the Company has delivered to Parent the (i) audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2003 and December 31, 2002, and the related consolidated audited statements of income, cash flow and stockholders’ equity for the twelve-month periods then ended, in each case certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “Historical Financial Statements”), (ii) unaudited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004 (the “December 31 Balance Sheet”), and the related consolidated unaudited statements of income, cash flow and stockholders’ equity for the twelve-month period then ended (together with the December 31 Balance Sheet, the “2004 Financials”), and (iii) unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2005 (the “Latest Balance Sheet”), and the related consolidated unaudited statements of income and cash flow for the three-month periods then ended (the “Latest Financial Statements”); and (b) prior to Closing the Company will have delivered to Parent the audited consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004 (the “Audited December 31 Balance Sheet”), and the related consolidated audited statements of income, cash flow and stockholders’ equity for the twelve-month period then ended, certified by the Company’s independent public accountants and accompanied by a copy of such auditor’s report (the “Audited Financial Statements”).  The Historical Financial Statements, the 2004 Financials and the Latest Financial Statements were, and the Audited Financial Statements will be, prepared in accordance with the books and records of the Company and the Subsidiaries and the Historical Financial Statements, the 2004 Financials and the Latest Financial Statements fairly present, and the Audited Financial Statements will fairly present, the financial condition of the Company and the Subsidiaries as of the dates indicated and the results of operations cash flows and changes in shareholders’ equity of the Company and the Subsidiaries for the respective periods indicated, and have been prepared in accordance with GAAP (subject, in the case of the Latest Financial Statements, to normal year-end adjustments).  Neither the Company nor any Subsidiary has any Liability of a nature required to be disclosed on a balance sheet or in the notes to financial statements prepared in accordance with GAAP, which are individually or in the aggregate material to the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, except for Liabilities adequately reflected or reserved against on the Latest Balance Sheet or as described on Section 4.9 of the Disclosure Schedule and Liabilities incurred since the Latest Balance Sheet in the ordinary course of business that are not material to the Company and its Subsidiaries, taken as a whole, or as contemplated by Section 3.10 hereof.

4.10.                        Absence of Certain Events.  Except as set forth in Section 4.10 of the Disclosure Schedule or as contemplated by Section 3.10 hereof, since December 31, 2004, the Company and the Subsidiaries have conducted their businesses in the ordinary and usual course and in a manner consistent with past practices.  Since December 31, 2004, except as set forth in Section 4.10 of the Disclosure Schedule or as contemplated by Section 3.10 hereof, there has not been:

(a)                                  Any sale, assignment, license or other disposition, of any asset or property of the Company or any Subsidiary, except in the ordinary course of business;

(b)                                 Any Lien imposed or created on any of the assets or properties of the Company or any Subsidiary, other than Permitted Liens;

(c)                                  Any damage, destruction or loss of any of the material assets or properties of the Company or any Subsidiary by fire or other casualty, whether or not covered by insurance;

(d)                                 Any entry into or any termination, modification, amendment or any breach or default of any material Contract to which the Company or any Subsidiary was or is a party, except for new Contracts, terminations, modifications or amendments (i) made in the ordinary course of business consistent with past practice and (ii) which would not, either individually or in the aggregate, have a Company Material Adverse Effect and do not relate to (w) Indebtedness, (x) any non-competition or exclusive dealing agreement or any other agreement or obligation which purports to limit or restrict in any respect (1) the ability of the Company or its Subsidiaries to solicit customers or employees or (2) the manner in which, or the localities in which, all or any portion of the business and operations of the Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, the business and operations of Parent and its Affiliates, is or would be conducted, (y) any agreement providing for the indemnification by the Company or a Subsidiary of the Company of any Person or (z) any Contract pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property of the Company;

(e)                                  Any written notice to the Company or any Subsidiary that any material Contract to which the Company or any Subsidiary was or is a party has been breached, repudiated or terminated or will be breached, repudiated or terminated;

(f)                                    Except as necessary to comply with any applicable minimum wage law, any change in the salary, compensation or benefits of any employee of the Company or any Subsidiary other than immaterial, ordinary course salary increases to non-officer employees, or any increase in or any addition to other benefits to which any such employee may be entitled other than any increase in the ordinary course of business consistent with past practice of the salaries and benefits of non-officer employees of the Company;

(g)                                 (i) Any compensation, bonus or distribution to any employee of the Company or any Subsidiary other than (x) annual base salaries in the ordinary course of business consistent with past practice and (y) bonuses paid to non-officer employees of the Company in the ordinary course of business consistent with past practice or any establishment or increase of compensation or benefits provided under, any compensation arrangement, (ii) increase or acceleration of the vesting or payment of the compensation payable or the benefits provided or to become payable or provided, or other payment of any amounts not due to any director, officer or employee, or (iii) entering into any new or amendment of any existing employment or consulting agreement with any director, officer, employees, consultants or service provider, except (X) in clause (ii), in connection with the acceleration of vesting permitted by the Company Board pursuant to Sections 3.3 and 3.4 hereof , (Y) in each of clauses (i) and (ii), as may be required to comply with applicable law or existing contractual arrangements, and (Z) in each of clauses (i), (ii) and (iii), as provided in consulting, retention and/or non-competition agreements being entered into with Parent in connection with this Agreement.

(h)                                 Any change in any of the accounting principles adopted by the Company or any Subsidiary, or any change in the Company’s or any Subsidiary’s accounting policies, procedures, practices or methods with respect to applying such principles, other than as required by GAAP or by applicable Law, any change of any method of tax accounting or any material tax election (including making or revoking such an election), any amendment of a material Tax Return, or any settlement or compromise of any material liability for Taxes;

(i)                                     Any termination of any officer or other key personnel of the Company or any Subsidiary or, to the Knowledge of the Company, any expression of intention by any such officer or key personnel to terminate employment with the Company or any Subsidiary;

(j)                                     Any cancellation or forfeiture of any material debts or claims of the Company or any Subsidiary or any waiver of any rights of material value to the Company or any Subsidiary;

(k)                                  Any issuance or grant by the Company or any Subsidiary of any shares of its capital stock or any security, right, Option or Warrant convertible into or exercisable or exchangeable for any shares of its capital stock other than Options issued prior to the date hereof under the Company Equity Incentive Plan as in effect on the date hereof and shares issued upon exercise of any Options issued under the Company Equity Incentive Plan or any Warrants, in each case outstanding as of the date hereof;

(l)                                     Any adjustment, split, combination or reclassification of any of the Company’s shares of capital stock or other equity interests, or declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any Subsidiary, except for repurchases from individuals following their termination of service permitted by the terms of their pre-existing stock option or purchase agreements;

(m)                               Any amendment of any term of any outstanding security of the Company or any Subsidiary or of any of their respective Certificates of Incorporation or other governing documents;

(n)                                 Any incurrence, assumption or guarantee by the Company or any Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and in amounts in the aggregate not in excess of Fifty Thousand Dollars ($50,000);

(o)                                 Any loan, advance or capital contribution made by the Company or any Subsidiary to, or investment in, any person other than (i) loans or advances to employees in connection with business-related travel and entertainment, in each case made in the ordinary course of business consistent with past practices, and (ii) loans, advances or capital contributions or investments by the Company to or in any Subsidiary, by any Subsidiary in the Company or, by any Subsidiary in any other Subsidiary;

(p)                                 Any incurrence or commitment of any capital expenditure or other obligations or liabilities in connection therewith, other than in the ordinary course of business and in amounts not in excess of $25,000 individually or $250,000 in the aggregate;

(q)                                 Any act or omission by the Company or any Subsidiary to impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement;

(r)                                    Any settlement or compromise of any pending or threatened Action;

(s)                                  Any Company Material Adverse Effect;

(t)                                    Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any Subsidiary, or any lockouts, strikes, work stoppages or any threats thereof or any slowdowns or threats thereof by or with respect to such employees; or

(u)                                 Any agreement, understanding, authorization or proposal for the Company or any of its Subsidiaries to take any of the actions specified in this Section 4.10.

4.11.                        Legal Proceedings.  Except as set forth in Section 4.11 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any written claim, complaint, incident, report, threat or notice of any such Action.

4.12.                        Compliance with Laws.

(a)                                  Except as set forth in Section 4.12(a) of the Disclosure Schedule, the Company and each of its Subsidiaries has complied in all material respects and is now in material compliance with all Laws applicable to the business, assets and property of the Company and its Subsidiaries, and no violations of Law exist that would have, individually or in the aggregate, a Company Material Adverse Effect.  Except as set forth in Section 4.12(a) of the Disclosure Schedule, to the Knowledge of the Company there is no pending investigation or disciplinary proceeding initiated by a Governmental Authority against the Company or any of its Subsidiaries.  Further, to the Company’s Knowledge, no reasonable basis or bases exist for any threatened investigation or disciplinary proceeding against the Company or any of its Subsidiaries that could lead to an order or action (i) revoking or suspending any necessary Permits to conduct business; or (ii) suspending, restricting, or disqualifying the continued performance of the Company’s business in a way that could have a Company Material Adverse Effect.

(b)                                 The Company, each of its Subsidiaries, and their respective directors, officers, managers or employees (collectively, the “Company Parties”) have (i) obtained all necessary Permits to conduct business and to own, operate or maintain assets and property related to such business; (ii) made all necessary filings under applicable Law of material reports, notices, registrations and statements (including any amendments or supplements thereto) with every applicable Governmental Authority prior to Closing for purposes of ensuring the continuation of all material Permits to conduct business as it is currently being conducted and for purposes of owning, operating and maintaining assets and property of the Company and its Subsidiaries.

(c)                                  None of the Company Parties currently is subject to any restriction, disqualification (including a “statutory disqualification,” as defined in Section 3(a)(39) of the Exchange Act), or order issued by a Governmental Authority that would have a Company Material Adverse Effect, nor to the Company’s Knowledge, as of the date hereof, do any reasonable grounds currently exist for the potential issuance of such a restriction, disqualification, or order.

(d)                                 Since January 1, 2002, none of the Company Parties has received any written notice or communication from a Governmental Authority (i) asserting that a Company Party is not in material compliance with any Law applicable to the business, assets, and property of the Company and its Subsidiaries; (ii) threatening to revoke any material Permit of a Company Party, or otherwise to restrict the operations or activities (to the extent related to the business of the Company and its Subsidiaries) of any Company Party in any material respect; and (iii) requiring any Company Party to enter into a cease and desist order, agreement, or memorandum of understanding pertaining to the business, assets, and property of the Company and its Subsidiaries.

(e)                                  Since December 31, 2004, no Company Party has been the subject of a written customer complaint alleging a claim or loss exceeding, individually, $10,000.

4.13.                        Transactions With Affiliates.

(a)                                  Except as set forth in Section 4.13(a) of the Disclosure Schedule, no current stockholder, member, director, officer or employee of the Company or any Subsidiary or, to the Knowledge of the Company, any member of any such Person’s family is currently (i) a party to any transaction with the Company or any Subsidiary (including, but not limited to, any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), or (ii) to the Knowledge of the Company, the direct or indirect owner of a material interest in any Person which is a competitor, supplier or customer of the Company or any Subsidiary.

(b)                                 Except as set forth in Section 4.13(b) of the Disclosure Schedule, no current stockholder, member, director, officer or employee of the Company or any Subsidiary or, to the Knowledge of the Company, any member of any such Person’s family has any outstanding Indebtedness payable to the Company or any Subsidiary and neither the Company nor any Subsidiary has guarantied any obligation or Indebtedness of any such Person to a third party.

4.14.                        Taxes.

(a)                                  All income and other material Tax Returns required to be filed by or with respect to the Company or any Subsidiary have been filed on a timely basis (taking into account any valid extensions of time to file), and all Taxes due by or with respect to the Company or any Subsidiary have been paid, or the Company has made adequate provision therefor in accordance with GAAP on the December 31 Balance Sheet and/or the Latest Balance Sheet. All such filed Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable rules and regulations.

(b)                                 Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, depositor, stockholder, or other third party. Each of the Company and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices from the IRS in respect of information reporting and backup and nonresident withholding as are required by law, including the notation in its records of any B notices or C notices received with respect to any depositors, shareholders, or other payees.

(c)                                  The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

(d)                                 There are no audits, suits, claims, deficiencies, assessments or other administrative proceedings or court proceedings proposed or pending with respect to any Taxes or Tax Returns of the Company or any Subsidiary.

(e)                                  Neither the Company nor any Subsidiary is a party to or bound by or had any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement

(including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).

(f)                                    Within the past five years, neither the Company nor any Subsidiary has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code.

(g)                                 Neither the Company nor any Subsidiary has been a member of a consolidated, combined or unitary group, other than a group of which the Company is the common parent.

(h)                                 There are no Tax liens with respect to any assets of the Company or any Subsidiary other than for Taxes that are not yet due and payable.

4.15.                        Employee Matters.

(a)                                  Section 4.15(a) of the Disclosure Schedule includes a complete list of all material Employee Benefit Plans and all Material Employment Agreements.  With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial and actuarial report, if any; and (v) the most recent determination letter from the IRS, if any.  The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement.  Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

(b)                                 The Internal Revenue Service has issued a favorable determination or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plan”) and the related trust that has not been revoked, and the Company knows of no existing circumstances that could be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(c)                                  With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans.  Each Plan has been administered in all material respects in accordance with its terms.  There is not now, and the Company knows of no existing circumstances that could be reasonably expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.  To the Knowledge of the Company, none of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the

Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.  Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(d)                                 Except as set forth in Section 4.15(d) of the Disclosure Schedule: (i) no Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(e)                                  No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. There does not now exist, nor to the Knowledge of the Company do any circumstances exist that could be reasonably expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.  The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.  The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, but only in accordance with applicable Law.

(f)                                    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(g)                                 No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or to the Knowledge of the Company threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  To the Knowledge of the Company, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.  Each of the Company and its Subsidiaries is in material compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(h)                                 There are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which may reasonably be expected to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

4.16.                        Contracts.

(a)                                  Section 4.16 of the Disclosure Schedule is a correct and complete list of each currently effective Contract to which the Company or any of its Subsidiaries is a party as of the date hereof and which constitutes (i) a Contract relating to Indebtedness, (ii) a non-competition, non-solicitation or exclusive dealing arrangement or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its Subsidiaries to solicit customers or employees or (B) the manner in which, or the localities in which, all or any portion of the business and operations of the Company or its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, the business and operations of Parent and its Affiliates, is or would be conducted, (iii) a material Contract that is terminable by the other party or parties upon a change in control of the Company, (iv) a Contract granting a Lien (other than Permitted Liens) upon any material property or asset of the Company, (v) a Contract which is a joint venture agreement, (vi) a Contract providing for the acquisition or disposition after the date of this Agreement of any of the Company’s material assets, (vii) a Contract with any Affiliate of the Company (other than as set forth in Section 4.15(a) of the Disclosure Schedule), (viii) a Contract with any officer, director, manager or employee of the Company (other than as set forth in Section 4.15(a) of the Disclosure Schedule), (ix) a Contract providing for the indemnification by the Company or a Subsidiary of the Company of any Person, (x) any agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, or (xi) any other Contract that involves future expenditures or projected receipts by the Company of more than $150,000 in any one-year period or is otherwise material to the operation of the business of the Company (collectively, “Material Contracts”).

(b)                                 Each Material Contract is a valid and binding arrangement of the Company and, to the Company’s Knowledge, of each of the other parties thereto.  Each Material Contract is in full force and effect, and none of the Company nor, to the Company’s Knowledge, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.  No Material Contract requires prepayments, additional payments or increased payments by the Company as a result of consummation of the transactions contemplated by this Agreement.

4.17.                        Title to Properties.

(a)                                  Section 4.17 of the Disclosure Schedule identifies all of the material rights and interests in real property and leasehold estates owned by the Company as of the date hereof, and the nature of its interest therein.  The Company has good title to, or valid leasehold interests in, all such real properties owned or leased by the Company identified and reflected on Section 4.17 of the Disclosure Schedule, except for such owned or leased real property as is no longer used or useful in the conduct of its business, in each case free of all Liens (other than Permitted Liens).

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each lease or agreement under which the Company is a lessee or lessor of any property, real or personal, is a valid and binding agreement of the Company, and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a default or event of default by the Company under any such lease or agreement or, to the Company’s Knowledge, by any other party thereto.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the tangible assets of the Company (i) constitute substantially all of the tangible assets used by the Company, (ii) are in good operating condition and repair, normal wear and tear excepted, (iii) are usable in the ordinary course of business, (iv) are adequate and suitable for the uses to which they are being put, and (v) conform in all material respects to all applicable Laws relating to their construction, use and operation.

4.18.                        Intellectual Property Rights.

(a)                                  Section 4.18(a) of the Disclosure Schedule sets forth an accurate and complete list of all Patents and Patent Applications, Trademark Registrations and Trademark Applications and Copyright Registrations and Copyright Applications owned by the Company or its Subsidiaries. Section 4.18(a) of the Disclosure Schedule lists the jurisdictions in which each such item of Intellectual Property has been registered or in which any Application has been filed.

(b)                                 To the Knowledge of the Company, except as disclosed in Section 4.18(b) of the Disclosure Schedule, the Company or its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all of the Patents and Patent Applications, the Trademark Registrations and Applications, and to the Knowledge of the Company the Copyright Registrations and Applications owned by the Company or its Subsidiaries, and, to the Knowledge of the Company, each of the other Copyrights in any works of authorship material to the operation of the Company prepared by or for the Company or its Subsidiaries expressly as a deliverable to the Company by a third party, or by any employee, within the scope of his employment, except for third party works of authorship used with permission or the use of which is permitted by law, in each case free and clear of all Liens to the Knowledge of the Company.  To the Knowledge of the Company, (i) the Company or its Subsidiaries has valid and continuing rights to use, sell and license, as the case may be, the Licensed Software and Domain Names which are material to the operation of their businesses as presently conducted, (ii) and such Licensed Software and Domain Names are free and clear of all Liens.

(c)                                  To the Knowledge of the Company the material Intellectual Property owned and used by the Company or its Subsidiaries in connection with the business as presently conducted, and the Company’s or its Subsidiaries’ present business practices and methods do not infringe, violate or constitute an unauthorized use or misappropriation of any Patent, Copyright, Trademark or Trade Secret of any Person which is governed by a law of a state within the United States, the law of the United States or the law of England.  To the Knowledge of the Company, the Intellectual Property owned by or licensed to the Company or used by the Company as permitted by applicable law includes all of the intellectual property rights used by the Company and its Subsidiaries to conduct their businesses in the manner in which such businesses are currently being conducted.

(d)                                 Except with respect to licenses of commercially available, mass marketed shrink-wrap software, and except pursuant to the Intellectual Property licenses listed in Section 4.18(d) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any written agreements with third parties which require it to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property, or other Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(e)                                  Section 4.18(e) of the Disclosure Schedule sets forth a complete and accurate list of all Contracts with third parties to which the Company or its Subsidiaries is a party (i) licensing to or from any such third parties any material Intellectual Property or any material Licensed Software (“Intellectual Property Licenses”), (ii) containing a covenant by the Company or its Subsidiaries not to compete, (iii) containing an agreement by the Company (other than those contained in commercially available, mass marketed shrink-wrap software) to indemnify any other Person against any claim of infringement of, violation, misappropriation or unauthorized use of any Intellectual Property.  The Company has delivered or made available to Parent true, correct and complete copies of each such Contract set forth on Section 4.18(e) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(f)                                    Each of the Intellectual Property Licenses governed by a law of a state within the United States or England is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to any Intellectual Property License in default thereunder, and to the Knowledge of the Company no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.  To the Knowledge of the Company, no party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto.

(g)                                 The Company or its Subsidiaries have taken reasonable measures to protect the secrecy and confidentiality of the Trade Secrets owned by the Company and its Subsidiaries that are material to the business of the Company.

(h)                                 Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Action that asserts by way of an express allegation a claim of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property rights by any Person against the Company or its Subsidiaries or assets by way of an express allegation a challenge to the ownership, use, validity or enforceability of, any material Intellectual Property.  Neither the Company nor any of its Subsidiaries have received written notice of any such threatened Action.

(i)                                     To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any of its Subsidiaries, and no such claims have been made against any Person by the Company or any of its Subsidiaries.  There are no Orders to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound which restrict, in any material respect, the right to use any of the material Intellectual Property.  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the material Intellectual Property owned or licensed by it for use in its business.

(j)                                     Section 4.18(j) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any of its Subsidiaries and that is material to the operation of the business, and (ii) all Software that is used by the Company or any of its Subsidiaries in the business and is not exclusively owned by the Company or any of its Subsidiaries, excluding commercially available, mass marketed shrink-wrap software and so-called “open source code” software and “freeware”.

(k)                                  The Company uses commercially reasonable efforts to protect its Software and Third Party Software from the introduction of Disabling Devices.

(l)                                     No present or former employee, consultant or independent contractor has any right, title or interest in any Intellectual Property owned or used by the Company or any of its Subsidiaries, which if exercised by such employee, consultant or independent contractor would have a Company Material Adverse Effect.

(m)                               To the Company’s Knowledge, except as set forth on Schedule 4.18(m) of the Disclosure Schedule, all Source Code owned by the Company and other documentation concerning the Software owned by the Company is adequate in all material respects for their current use and sufficiently documented to enable a software developer of reasonable skill trained in the languages employed and using to modify it without reference to other sources of information.  Except as set forth on Schedule 4.18(m) of the Disclosure Schedule, no portion of the material Software is subject to a license having terms that obligate the Company or any other Person to provide or disclose the source code for the material Software to the public, or dedicate the material Software, or any portion thereof, to the public domain.

4.19.                        Brokers.  Except for Bear, Stearns & Co. Inc., neither the Company, any of its Subsidiaries nor the Representative has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

4.20.                        Client Contracts and Clients.

(a)                                  To the Company’s Knowledge, and except as would not be material to the Company, each Client is not currently in default under any of the terms of any Contract to which the Company and such Client are parties relating to the Company’s rendering of services to such Client and, to the Company’s Knowledge, no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default.

(b)                                 The Company has not received any written or, to the Company’s Knowledge, oral notice, that any Client (A) has ceased, or is planning to cease to use the services of the Company or (B) has substantially reduced, or is planning to substantially reduce the use of services of the Company. To the Company’s Knowledge, no Client has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated hereby or any of the documents or instruments required hereby.

4.21.                        Environmental Compliance.  To the Company’s Knowledge, there are no Environmental Liabilities that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.  “Environmental Liabilities” means any and all liabilities, current or future, accrued or contingent, of the Company which arise under or relate to any and all applicable Laws relating to the environment or the effect of the environment on human health, or relating to emissions, discharges, handling, management, disposal, use or releases of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, asbestos, PCBs, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

4.22.                        Books and Records.  The books, records and accounts of the Company are true, accurate and complete in all material respects and reflect actual, bona fide transactions.  The Company maintains a system of internal accounting controls, policies and procedures sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statement in accordance with GAAP, including that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded in conformity with any applicable accounting principles and to maintain accountability for such assets, (c) access to such assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (e) records of such transactions are retained, protected and duplicated in accordance with prudent fiduciary practices and applicable regulatory requirements.  To the extent that the Company uses the services of a third-party service provider to manage any of its or any other party’s assets or transactions, to the Company’s Knowledge such provider maintains such standards as described in the preceding sentence and each such provider is duly qualified and has met all applicable regulatory requirements to provide such services.  The Company has made available to Parent true, accurate and complete copies of all internal and external audit control recommendations and exception items contained in written reports made within the 12 months prior to the date hereof relating to the Company and the responses of the Company thereto.  The Company has, to the extent and at or before the times set forth in such responses, materially complied with or substantially addressed such recommendations and exception and deficiency items.

4.23.                        Insurance Policies.  The Company is covered by valid and currently effective insurance policies as set forth in Section 4.23 of the Disclosure Schedule.  Each such policy is in full force and effect and is adequate in coverage and amount to insure against risks to which the Company and its employees, business, properties and other assets may be exposed, except as would not reasonably be expected to have a Company Material Adverse Effect.  All premiums with respect to such insurance policies have been paid on a timely basis and no written notice of termination or cancellation has been received with respect to any such policy.  There are no material pending claims against such insurance with respect to the Company as to which the insurers have denied coverage or otherwise reserved rights.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company and the Representative, on behalf of the Company Holders, as follows:

5.1.                              Organization, Good Standing and Qualification.  Each of Parent and Acquisition Sub (a) is a corporation (or other entity) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or other formation), and (b) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, to enter into this Agreement, the Certificate of Merger, each of the Related Agreements and any other agreement, certificate or instrument to be executed and delivered pursuant to the terms of this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2.                              Ownership of Acquisition Sub; No Prior Activities.  Acquisition Sub, is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Acquisition Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

5.3.                              Authorization; Binding Agreement.  The execution and delivery by Parent and Acquisition Sub of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action on the part of Parent and Acquisition Sub and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated hereby and thereby.  This Agreement has been, and each of the Related

Agreements to which Parent or Acquisition Sub is a party, when executed and delivered by the Parent or Acquisition Sub (and assuming the due authorization, execution and delivery by the other parties hereto and thereto), will be, duly and validly executed and delivered by such party, and this Agreement constitutes, and each Related Agreement to which Parent and Acquisition Sub is a party, when executed and delivered, will constitute, a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4.                              Consents and Approvals.  The execution and delivery by each of Parent and Acquisition Sub of this Agreement, the Related Agreements to which it is a party, or any other instrument or document required by this Agreement to be executed and delivered by each of Parent and Acquisition Sub do not, and the performance of this Agreement, the Related Agreements to which it is a party and any other instrument or document required by this Agreement to be executed and delivered by Parent and Acquisition Sub shall not, require Parent, Acquisition Sub or any of their respective Subsidiaries to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, except (a) for any request under the HSR Act from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials relating to the pre-merger notification requirements of the HSR Act, (b) for the filing of the Certificate of Merger in accordance with the DGCL, (c) such Approvals as may be required from the National Association of Securities Dealers, Inc. (also known as NASD, Inc.) and/or its regulatory affiliate and the Financial Services Authority with respect to the continued memberships or registrations of the Company and/or its Subsidiaries to the extent they are members of, and regulated by, those Governmental Authorities, and (d) as set forth in Section 5.4 of the Disclosure Schedule.

5.5.                              No Violation.  The execution, delivery, compliance with and performance by Parent or Acquisition Sub of this Agreement or any of the Related Agreements to which Parent or Acquisition Sub is a party and each of the other documents and instruments delivered in connection therewith do not and will not (a) violate or contravene the Certificate of Incorporation or by-laws, each as amended to date, of Parent or Acquisition Sub, (b) violate or contravene any Law or Order to which Parent or Acquisition Sub is subject, or (c) materially conflict with or result in a breach of or constitute a default by any Parent or Acquisition Sub under any material Contract to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any of their respective assets or properties are bound or to which Parent or Acquisition Sub or any of their respective assets or properties are subject.

5.6.                              Financial Capability.  Parent will have available to it at the Effective Time sufficient funds to consummate the Merger.

5.7.                              Legal Proceedings.  There are no Actions pending or, to the knowledge of Parent, threatened by or against Parent or Acquisition Sub, whether at law or in equity, or before or by any Governmental Authority, which could materially adversely affect such party’s ability to perform its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

5.8.                              Acknowledgements by Parent.  Parent and Acquisition Sub acknowledge that they have conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Subsidiaries, and, in making their determination to proceed with the transactions contemplated by this Agreement, Parent and Acquisition Sub have relied on the results of their own independent investigation and verification and the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, including the Disclosure Schedule .  SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT AND ACQUISITION SUB IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT AND ACQUISITION SUB UNDERSTAND, ACKNOWLEDGE AND AGREE THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ANY SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDUM PREVIOUSLY DELIVERED TO PARENT) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE COMPANY HOLDERS.

ARTICLE VI
COVENANTS

6.1.                              Conduct of Business by the Company and the Subsidiaries Pending Closing.  The Company covenants and agrees that, between the date hereof and the Effective Time, unless Parent shall consent in writing or as required by applicable Law, and except as set forth in Section 6.1 of the Disclosure Schedule hereto or as contemplated by Section 3.10 hereof, (i) the Company shall conduct its business and shall cause the businesses of each Subsidiary to be conducted in the ordinary course of business and in a manner consistent with past practice, (ii) the Company shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to preserve intact the business organization and assets of the Company and each Subsidiary, to keep available the services of the present officers, employees, consultants and independent contractors of the Company and each Subsidiary, to maintain in effect its material Contracts (subject to the ordinary expiration of any Contract pursuant to its terms) and to preserve the present relationships of the Company and each Subsidiary with suppliers, customers, licensees and other Persons with which the Company or any Subsidiary has business relations, (iii) the Company shall make capital expenditures and research and development expenditures substantially in the amounts and at the times projected on the budget attached hereto on Section 6.1 of the Disclosure Schedule, and (iv) the Company shall not, and it shall cause its Subsidiaries not to, take any action, or fail to take any action, which shall cause the Company or any of its Subsidiaries to breach in any respect at any time any of its representations and warranties set forth in Section 4.10 hereof.

6.2.                              Cooperation; HSR Act Filings; Other Approvals, Filings and Consents; Further Assurances.

(a)                                  Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VII, as applicable to each of them.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

(b)                                 Each of Parent and the Company (i) represents that it shall as promptly as practicable and in any event within ten (10) business days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act with respect to the transactions contemplated by this Agreement; (ii) agrees to use its reasonable best efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided, that, (x) if such a request is about to be issued notwithstanding the parties’ efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Authority in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that, (y) if any such requests are nonetheless issued, to seek modification of same and/or comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws with respect to any such filing or any such transaction.  To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement.  Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction.  Neither the Company nor any Subsidiary, on the one hand, neither Parent nor any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving Parent or the Company, as the case may be, prior notice of the meeting and discussing with Parent or the Company, as the case may be, the advisability of Parent’s or the Company’s representatives, as the case may be, participating in such meeting or conversation.

(c)                                  Each of Parent and the Company shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement, under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of Parent and the Company shall cooperate and use reasonable best efforts to contest and resist such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless Parent and the Company determine that litigation is not in their mutual best interests.  Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.  Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Parent or the Company (unless, in the case of the Company, Parent agrees thereto) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have either a Company Material Adverse Effect or a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Parent and its Subsidiaries (taken as a whole).

(d)                                 Each of Parent and the Company shall, as promptly as practicable, use reasonable best efforts to obtain all other necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger.  Parent and the Company shall act in good faith and reasonably cooperate with the other in connection therewith and in connection with resolving any investigation or other inquiry with respect thereto.  To the extent not prohibited by Law, each party to this Agreement shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law (other than Antitrust Laws) in connection with the transactions contemplated by this Agreement.  Each of the Company and Parent shall give the other reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such Approval.  Neither the Company nor any of its Subsidiaries, on the one hand, nor Parent or any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such Approval, investigation or other inquiry without giving Parent or the Company, as the case may be, prior notice of the meeting and discussing with Parent or the Company, as the case may be, the advisability of Parent’s or the Company’s representatives, as the case may be, participating in such meeting or conversation.  Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Parent or the Company (unless, in the case of the Company, Parent agrees thereto) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have either a Company Material Adverse Effect or a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Parent and its Subsidiaries (take as a whole).

(e)                                  The Company shall use its reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 4.6 of the Disclosure Schedule (“Company Third Party Consents”).  The Parent and Acquisition Sub shall use their reasonable best efforts to obtain all Approvals from third parties that are set forth in Section 5.4 of the Disclosure Schedule (“Parent/Acquisition Sub Third Party Consents”).

(f)                                    The Company Board has declared this Agreement and the Merger and other transactions contemplated by this Agreement advisable and has adopted a resolution recommending adoption and approval of this Agreement and the Merger by the Voting Holders, and the Company Board shall at all times recommend adoption and approval of this Agreement and the Merger by the Voting Holders.  The Company Board shall use its reasonable best efforts to obtain from the Voting Holders the required votes in favor of adoption of this Agreement and approval of the Merger, and nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit this Agreement and the Merger to its Voting Holders for adoption and approval thereof.  The Company shall deliver the Written Consent to Parent not later than the end of the day, Eastern time, on the date hereof, and such Written Consent shall not be withdrawn or modified in any respect.

(g)                                 The Company shall use commercially reasonable efforts to cause the Audited Financial Statements to be completed and delivered to Parent as soon as practicable and in any event not later than August 31, 2005.

6.3.                              Access to Information.  Prior to the Effective Time and upon reasonable notice, the Company shall (and shall cause each Subsidiary to) afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal working hours to all of its properties, books, Contracts and records and the Company shall (and shall cause each Subsidiary to) furnish promptly to Parent all information concerning its business, properties, books, Contracts, records and personnel as Parent may reasonably request.  The Company shall make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent and during normal working hours all officers, accountants, counsel and other representatives or agents of the Company or its Subsidiaries for discussion of the Company’s or Subsidiary’s businesses, properties or personnel as Parent may reasonably request.  The Company shall use reasonable best efforts to make available to the officers, employees, accountants, counsel and other representatives of Parent upon the reasonable request of Parent such customers, suppliers or other Persons with whom the Company or any of its Subsidiaries maintains a similar business or commercial relationship; provided, that either Steven D. Levy or John G. O’Brien, or their designee, must be present at any meeting, or participating in any telephone conversation, between any officer, employee, accountant, counsel or representative of Parent and any such Person.  All information obtained by Parent pursuant to this Section 6.3 shall constitute “Confidential Information” pursuant to the terms of the confidentiality agreement, dated April 21, 2005 between Parent and the Company (the “Confidentiality Agreement”).

6.4.                              Notice of Certain Events.  Each party hereto shall promptly notify the other parties hereto of (a) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware after the date hereof and prior to the Effective Time that would constitute a violation or breach of this Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VII hereof, and (b) any event, condition, fact, circumstance, occurrence, transaction or other item of which such party becomes aware which would have been required to have been disclosed pursuant to the terms of this Agreement had such event, condition, fact, circumstance, occurrence, transaction or other item existed as of the date hereof; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

6.5.                              Public Announcements.  Prior to the Effective Time, Parent and the Company shall consult with and obtain the approval of (which approval shall not be unreasonably withheld) the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement, and no party hereto shall issue or cause to be issued any such press release prior to such consultation and approval, except to the extent required by applicable Law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement to attempt to agree upon mutually satisfactory text.  Upon the Closing, Parent and the Company shall issue a mutually agreed upon press release announcing the transactions contemplated hereby.

6.6.                              No Solicitation of Other Proposals.

(a)                                  The Company agrees that it shall not, and shall not authorize or permit any of its Subsidiaries or any of its, or its Subsidiaries’, directors, officers, employees, agents or representatives (collectively, “Company Representatives”) to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Proposal, or participate in any discussions or negotiations with, or provide any information to, any Person (other than Parent and its Affiliates or representatives) concerning any Acquisition Proposal, or enter into any definitive agreement, arrangement or understanding for any Acquisition Proposal or requiring it, in connection with an Acquisition Proposal, to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated hereby, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal.

(b)                                 The Company immediately will notify any Persons invited to submit offers for the acquisition of the Company that it has ceased, and the Company shall cease, and shall cause its Representatives and Subsidiaries and its Subsidiaries’ Representatives to cease, all activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Proposal and request the return or destruction of all confidential information regarding the Company or its Subsidiaries provided to any such individual or entity prior to the date of this Agreement pursuant to the terms of any confidentiality agreements, and the Company shall enforce, and shall not waive any of the provisions of, any such confidentiality agreement.

(c)                                  From and after the execution of this Agreement, the Company shall advise Parent within the Notice Period (as defined below) of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Proposal (including a summary of the material and significant terms and conditions thereof and the identity of the other individual or entity or individuals or entities involved), or its receipt of any request for information from any Governmental Authority with respect to an Acquisition Proposal, and promptly furnish to Parent a copy of any such request for information or written proposal in addition to a copy of any information (to the extent not already provided to Parent) provided to or by any third-party relating thereto.  For purposes of this Agreement, the term “Notice Period” shall mean (x) with respect to written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof and (y) with respect to oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof, followed by written notice in no event later than one (1) business day after receipt of such oral inquiries, discussions, negotiations or proposals.

6.7.                              Directors’ and Officers’ Insurance.  Parent and the Surviving Corporation will, pursuant to the provisions of their respective Certificates of Incorporation and by-laws, indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring while such persons are officers and directors to the same or greater extent as is provided under the Company’s Certificate of Incorporation and by-laws as of the date of this Agreement.  Neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided, that, such indemnification shall be subject to any limitation imposed from time to time under applicable Law. In addition, as of the Effective Time, Parent shall have taken such action necessary to provide coverage for any current or former officers or directors of the Company or any Subsidiary under the Company’s or Parent’s directors’ and officers’ liability insurance policy with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time, and shall maintain such coverage for such officers and directors under the Company’s or Parent’s then existing directors’ and officers’ liability insurance policy for a period of six (6) years from the Closing Date on terms with respect to coverage and amount no less favorable in the aggregate than those of the applicable policy in effect on the date hereof; provided that Parent may substitute therefor policies on terms with respect to coverage and amount no less favorable in the aggregate than those of the Company’s applicable policy in effect on the date hereof, and which policies may include a “tail policy”; provided further, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance (the most recent annual renewal of which, in the aggregate, cost $51,500), but if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain a policy with as much coverage as can be obtained for a cost not exceeding such amount.

6.8.                              Employee Benefits.  For purposes of determining eligibility, vesting and benefit accruals under the employee benefit plans of Parent providing benefits to individuals who continue their employment with the Company or those Subsidiaries that are ERISA Affiliates on and after the Closing Date (each, a “Continuing Employee” and such employee benefit plans, the “Purchaser Benefit Plans”), except to the extent excluded from coverage under the comparable employee Plan maintained on or after the Closing Date (each a “Continued Employee Plan”), Parent shall for purposes of determining whether the Continuing Employee has met the eligibility service requirements of a Purchaser Benefit Plan and upon each applicable Continuing Employee’s commencement of participation in an applicable Purchaser Benefit Plan for purposes of vesting and, to the extent applicable, for purposes of benefit accrual, credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries that are ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any similar Continued Employee Plan prior to the Continuing Employee’s commencement of participation in the Purchaser Benefit Plan, except that Continuing Employees shall receive no such credit (i) to the extent that such credit would result in a duplication of benefits or (ii) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service.  The Purchaser Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code), to the extent it is lawful and commercially reasonable, shall not deny Continuing Employees coverage under the Purchaser Benefit Plans that are “group health plans” (within the meaning of Section 5000(b)(1) of the Code) on the basis of pre-existing conditions and shall credit such Continuing Employees (and their dependents) for any deductibles and out-of-pocket expenses paid under the applicable Continued Employee Plans in the year of initial participation in the applicable Purchaser Benefit Plans that are group health plans (within the meaning of Section 5000(b)(1) of the Code) except to the extent a Continuing Employee (or dependent) was excluded from coverage under the applicable Continued Employee Plans.  Any Purchaser Benefit Plan that by its terms, whether specifically or by interpretation, excludes a Continuing Employee from participation in such Purchaser Benefit Plan (other than any such plans with respect to which new participation has been frozen for Parent employees generally) shall be amended to provide that Continuing Employees shall participate in any such plan to the same extent as similarly situated employees of Parent (except as my be prohibited by applicable Law), and no Continuing Employee shall be denied credit for service performed for the Company, its Subsidiaries that are ERISA Affiliates, and any predecessor entities under Purchaser Benefit Plans to the extent consistent with the other provisions of this Section 6.8, if it is contrary to applicable Law.  For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.   The Surviving Corporation shall satisfy and be fully responsible for any and all COBRA obligations that arise with respect to any “M&A Beneficiary” (as such term is defined in as defined in Treasury Reg. Sec. 54.4980B-9, Q&A 4) entitled to elect continuation coverage pursuant to COBRA as a result of a “qualifying event” that occurred on or prior to the Closing Date, in accordance with Treasury Regulation § 54.4980B-9, Q&A 8(c).

ARTICLE VII
CONDITIONS PRECEDENT TO THE MERGER

7.1.                              Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                  Stockholder Approval.  This Agreement and the Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with the terms of the DGCL and the Company’s Certificate of Incorporation and by-laws.

(b)                                 Governmental Approvals.  All applicable waiting periods or approvals under the HSR Act or any other Antitrust Laws shall have expired or been terminated or received.  All other Approvals of, or declarations or filings, with any Governmental Authority necessary for the consummation of the Merger, if any, shall have been obtained or made.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, nor shall any proceeding brought by any Governmental Authority seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on the terms, and conferring upon Parent all of the rights and benefits, as contemplated herein, illegal.

(d)                                 Certificate of Merger.  Prior to the Effective Time and following the satisfaction or waiver of all of the other conditions set forth in this Article VII, the Certificate of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

7.2.                              Additional Conditions to Obligations of Parent and Acquisition Sub.  The obligations of Parent and Acquisition Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties set forth in Article IV that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)                                 Agreements and Covenants.  The Company shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)                                  Consents.  Each of the Company Third Party Consents set forth in Section 7.2(c) of the Disclosure Schedule shall have been received in form and substance reasonably satisfactory to Parent.

(d)                                 Officer’s Certificate.  The Company shall have delivered to Parent a certificate of the President or Chief Executive Officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(e)                                  Good Standing Certificates.  The Company shall have delivered to Parent with respect to the Company and each Subsidiary of the Company, a certificate of good standing from the Secretary of State of its jurisdiction of incorporation or organization and the Secretary of State of each jurisdiction in which it is qualified to do business.

(f)                                    Audited Financial Statements.   The Company shall have delivered to Parent the Audited Financial Statements.

7.3.                              Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties set forth in Article V that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)                                 Agreements and Covenants.  Each of Parent and Acquisition Sub shall have performed or complied, in all material respects, with each obligation, agreement and covenant to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)                                  Consents.  Each of the Parent/Acquisition Sub Third Party Consents set forth in Section 7.3(c) of the Disclosure Schedule shall have been received in form and substance reasonably satisfactory to the Company.

(d)                                 Delivery of Merger Consideration.  Parent shall have delivered or caused to be delivered the Closing Merger Consideration to the Payment Agent and the amount of the Escrow Fund to the Escrow Agent by means of a wire transfer to an account or accounts designated by the Payment Agent and Escrow Agent, respectively.

(e)                                  Officer’s Certificate.  Parent shall have delivered to the Company a certificate of the President or Chief Executive Officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII
REPRESENTATIVE

8.1.                              Appointment of Representative.  Pursuant to the approval of the Merger and the authorization of the form of this Agreement by the Voting Holders, the Representative is appointed, authorized and empowered to be the exclusive proxy, representative, agent and attorney-in-fact of each of the Company Holders (other than the holders of Dissenting Shares), with full power of substitution, to make all decisions and determinations and to act and execute, deliver and receive all documents, instruments and consents on behalf of the Company Holders at any time, in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of, this Agreement, the Escrow Agreement and Payment Agent Agreement, and to facilitate the consummation of the transactions contemplated hereby and thereby, and in connection with the activities to be performed by or on behalf of such Company Holders under this Agreement, and each other agreement, document, instrument or certificate referred to herein or therein (including, without limitation, in connection with any and all claims for remedies brought pursuant to this Agreement).  By executing this Agreement, the Representative accepts such appointment, authority and power.  Without limiting the generality of the foregoing, the Representative shall have the power to take any of the following actions on behalf of such Company Holders: (i) to give and receive notices, communications and consents under this Agreement; (ii) to receive and distribute payments pursuant to this Agreement, the Escrow Agreement, and the Payment Agent Agreement; (iii) to waive any provision of this Agreement, the Escrow Agreement, and the Payment Agent Agreement; (iv) to assert any claim or institute any Action; (v) to investigate, defend, contest or litigate any Action initiated by any Person against the Representative; (vi) to receive process on behalf of any or all such Company Holders in any such Action; (vii) to negotiate, enter into settlements and compromises of, resolve and comply with orders of courts and awards of arbitrators or other third party intermediaries with respect to any disputes arising under this Agreement, the Escrow Agreement, and the Payment Agent Agreement; (viii) to agree to any offsets or other additions or subtractions of amounts to be paid under this Agreement, the Escrow Agreement, and the Payment Agent Agreement; and (ix) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in this Section 8.1 and the transactions contemplated hereby. In connection with obtaining the Stockholder Approval the Company shall obtain formal consent from each of the Voting Holders of the appointment of the Representative in accordance with the terms of this Article VIII.

8.2.                              Authority.  The appointment of the Representative by each such Company Holder is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of such Company Holders).  Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each such Company Holder.  All decisions of the Representative shall be final and binding on all of the Company Holders, and no such Company Holders shall have the right to object, dissent, protest or otherwise contest the same.  Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any such Company Holders and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon absent willful misconduct.  The Representative shall not be responsible for any loss suffered by, or Liability of any kind to, such Company Holders arising out of any act done or omitted by the

Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct.

8.3.                              Resignation.  The Representative may resign by providing thirty (30) days prior written notice to each Company Holder and Parent.  Upon the resignation of the Representative, a majority-in-interest of the Voting Holders shall appoint a replacement Representative to serve in accordance with the terms of this Agreement; provided, however, that such appointment shall be subject to such newly-appointed Representative notifying Parent in writing of his, her or its appointment and appropriate contact information for purposes of this Agreement, and Parent shall be entitled to rely upon, without independent investigation, the identity of such newly-appointed Representative as set forth in such written notice.

ARTICLE IX
TERMINATION AND EXPENSES

9.1.                              Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding the Stockholder Approval:

(a)                                  By mutual written consent duly authorized by the Company Board and the Board of Directors of Parent;

(b)                                 By either Parent or the Company if the Merger shall not have been consummated on or before the date which is sixty (60) days from the date of this Agreement; provided, however, that if the Merger shall not have been consummated solely due to the Audited Financial Statements not having been delivered to Parent or any Approval not having been received from any Governmental Authority, then such date shall be extended for not more than an additional one hundred thirty-five (135) days to allow more time for such Audited Financial Statements to be delivered or such Approvals to be obtained, as applicable (the “Outside Date”); and provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(c)                                  By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

(d)                                 By Parent, if neither Parent nor Acquisition Sub is in material breach of any its obligations under this Agreement, and if the Company shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 7.1 or 7.2, and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date, or (B) the date that is ten (10) days from the date that the Company is notified of such breach;

(e)                                  By the Company, if it is not in material breach of any of its obligations under this Agreement, and if Parent or Acquisition Sub shall have breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform would render unsatisfied any condition contained in Section 7.1 or 7.3, and (i) is incapable of being cured, or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date, or (B) the date that is ten (10) days from the date that Parent is notified of such breach; or

(f)                                    By Parent, if the Written Consent has not been delivered to Parent by the end of the day, Eastern time, in accordance with Section 4.8 and 6.2(f).

9.2.                              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2 and Sections 6.5 and 9.3, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of Parent, Acquisition Sub, the Company or the Company Holders or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that no party shall be relieved of any Liability arising from any breach by such party of any provision of this Agreement.

9.3.                              Expenses.  All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, legal, accounting and investment banking fees (“Transaction Expenses”) shall be paid by the party incurring such Transaction Expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, all Transaction Expenses of the Company and its Subsidiaries shall be borne by Parent or the Surviving Corporation.  For purposes hereof, all sales, transfer and similar Taxes (but excluding any Taxes resulting from income received or required to be recognized by any of the recipients of Merger Consideration), if any, incurred by the Company, the Surviving Corporation or Parent as a result of the consummation of the Merger contemplated hereby shall be payable by Parent or the Surviving Corporation.

ARTICLE X
POST-CLOSING INDEMNIFICATION; SURVIVAL

10.1.                        Company Holders’ Indemnification.  Subject to the limitations set forth in this Section 10, from and after the Closing Date, the Company Holders, severally but not jointly, shall indemnify and hold harmless Parent, all of its Subsidiaries and Affiliates (the “Parent Group”), and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses including reasonable attorney’s fees and court costs (collectively, “Claims”), arising out of or caused by, directly or indirectly, any of the following:

(a)                                  Misrepresentation.  Any breach of the representations or warranties made by the Company in Section(s) 4.1, 4.2, 4.4, 4.5, 4.6, 4.7, 4.9, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19 and 4.21 of this Agreement.

(b)                                 Nonperformance.  Any failure or refusal by Company or Representative to satisfy or perform any covenant, agreement or term of this Agreement required to be satisfied or performed by either or both of them.

(c)                                  Proceedings.   Any proceeding against the Parent Group by any holder of Company equity or equity-based securities, in their capacity as such, to the extent based on facts or circumstances occurring at any time on or before the Closing Date (but not including any such proceedings relating to the enforcement of rights hereunder).

10.2.                        Parent’s Indemnification.  From and after the Closing Date, Parent shall indemnify and hold harmless the Company Holders and their respective successors and assigns, and from and against any and all Claims, arising out of or caused by, directly or indirectly, any or all of the following:

(a)                                  Misrepresentation.  Any breach of any warranty or representation made by Parent or Acquisition Sub in this Agreement.

(b)                                 Nonperformance.  Any failure or refusal by Parent or Acquisition Sub to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by either or both of them.

10.3.                        Indemnification Procedures.  With respect to each event, occurrence or matter (an “Indemnification Matter”) as to which Company Holders or Parent Group, as the case may be (the “Indemnitee”) is entitled to indemnification from Parent or the Company Holders, as the case may be (the “Indemnitor”) under this Section 10:

(a)                                  Within ten (10) days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents; provided that no failure to provide Indemnification Notice shall excuse the Indemnitor from any of its obligations under this Article 10 except to the extent such failure prejudices Indemnitor.

(b)                                 If a third party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall, at its expense and through counsel of its choice that is not reasonably objected to by the Indemnitee, promptly assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (i) the Indemnitee may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (ii) if the Indemnitee is a member of the Parent Group and it reasonably believes that the handling of the Defense by the Indemnitor may have a material adverse effect on the Indemnitee, its business or financial condition, or its relationship with any material customer, material prospect, material supplier, key employee, key salesman, key consultant, key agent or key representative, or if the Indemnitee reasonably believes that it has additional defenses available to it of reasonably believes that there is a conflict of interest between Indemnitor and Indemnitee or additional defenses available to Indemnitee not available to Indemnitor, then the Indemnitee may, at its option and through counsel of its choice, and at the Indemnitor’s expense, assume control of the Defense, provided that the Indemnitor shall be entitled to participate in the Defense at its expense and through counsel of its choice; provided further, however, that if the Defense requires the payment of monetary damages, the Indemnitee shall only have the right to settle, adjust or compromise the defense with Indemnitor’s written consent, which consent may not be unreasonably withheld or delayed; (iii) the Indemnitor shall not consent to any judgment, or agree to any settlement, without the Indemnitee’s prior written consent, which shall not be unreasonably withheld; and (iv) if the Indemnitor does not promptly assume control over the Defense or, after doing so, does not continue to prosecute the Defense in good faith, the Indemnitee may, at its option and through a single counsel of its choice, but at the Indemnitor’s expense, assume control over the Defense.  In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the Defense including by furnishing all available documentary or other evidence as is reasonably requested by the other.

(c)                                  All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within five (5) business days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

10.4.                        Limits on Indemnification.  The Indemnitor’s liability under this Section 10 shall be limited as follows:

(a)                                  Deductible.  No amount shall be payable by the Indemnitor under this Section 10 unless and until the aggregate amount otherwise payable by the Indemnitor under this Section 10 exceeds $500,000 (the “Deductible”). At such time as the total amount payable by the Indemnitor exceeds the Deductible, in the aggregate, the Indemnitees shall be entitled to be indemnified against the amount of all Claims in excess of the Deductible; provided, however, notwithstanding the foregoing, the Deductible shall not apply to any Indemnification Matter involving (a) recklessness, intentional misrepresentation, fraud or a criminal matter, (b) Taxes, or (c) the representations set forth in Sections 4.4 (Capitalization) or 4.19 (Brokers).

(b)                                 Time Periods.  With respect to any Indemnification Matter under this Section 10, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice prior to the release of the Escrow Fund, in accordance with the terms of the Escrow Agreement, on the 18-month anniversary of the date of this Agreement; except in all cases where the Indemnification Matter involves fraud, intentional misrepresentation or the representations set forth in Sections 4.4 (Capitalization) or 4.19 (Brokers), each of which shall survive until the expiration of the applicable statute of limitations.

(c)                                  Ceiling.  Except in all cases where the Indemnification Matter involves fraud, intentional misrepresentation, Taxes or the representations set forth in 4.4 (Capitalization) or 4.19 (Brokers) any and all indemnification payments required to be made by Company Holders pursuant to Section 10.1 hereof shall be made exclusively from the Escrow Fund in accordance with the terms of the Escrow Agreement; provided, however, that in the case of fraud and intentional misrepresentation, the Parent Group may only seek recourse for amounts beyond the Escrow Fund against the Person committing fraud or intentional misrepresentation.

10.5.                        Survival of Representations and Warranties.  Except as set forth in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement, no party hereto makes any representation or warranty to any other party hereto.  All representations and warranties of the Company, Parent or Acquisition Sub contained in this Agreement, any Related Agreement or in any other agreement, exhibit, schedule, certificate, instrument or other writing delivered in connection with this Agreement shall not survive the Closing, except with respect to the Indemnification Matters set forth in Section 10.4(b), which shall survive for the time periods set forth or referenced therein.

10.6.                        Sole and Exclusive Remedy.  Following the Closing, the sole and exclusive remedy for all Claims relating to this Agreement and the transactions contemplated hereby shall be the indemnification provisions set forth in this Article X.

ARTICLE XI
MISCELLANEOUS

11.1.                        Entire Agreement.  This Agreement, together with its schedules and exhibits, the Confidentiality Agreement, the Related Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, either oral or written.  Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any other party, or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

11.2.                        Amendment and Waiver.  This Agreement may be amended only by an instrument in writing signed by duly authorized representatives of Parent, Acquisition Sub, the Company and the Representative.  At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

11.3.                        Assignment.  No party hereto shall assign or otherwise transfer this Agreement or any of its rights hereunder, or delegate any of its obligations hereunder, without the prior written consent of the other parties hereto.  Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each of their respective successors, heirs and permitted assigns.

11.4.                        Waivers.  No waiver by any party, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of the party’s rights under such provisions at any other time or a waiver of the party’s rights under any other provision of this Agreement.  No failure by any party to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by the other party.  To be effective any waiver must be in writing and signed by the waiving party.

11.5.                        Governing Law; Venue; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, except for matters within the scope of the DGCL, which shall be governed thereby, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts, the State of Delaware or any other jurisdictions) that would cause application of the laws of any jurisdiction other than the Commonwealth of Massachusetts or the DGCL.  Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the Commonwealth of Massachusetts, for the purpose of any Action arising out of or relating to this Agreement.  Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 10.9 hereof and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties hereto waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby.

11.6.                        Specific Performance.  The rights and remedies of the parties hereto shall be cumulative.  The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm.  Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach.

11.7.                        Interpretation.  The schedules and exhibits attached hereto are an integral part of this Agreement.  All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits.  When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article.  The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction. Certain sections of the Disclosure Schedule contain disclosures which include more information than is required by the Sections of the Agreement to which such sections relate and such additional disclosure shall not be deemed to mean that such information is required by such related Sections of the Agreement (the fact that a Section of the Agreement calls for a listing of material agreements does not necessarily mean that such agreement listed on the related Section of the

Disclosure Schedule is material).  Headings have been inserted on the sections of the Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections of the Disclosure Schedule as set forth in this Agreement.  Nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedy, except that the provisions of Section 6.7 shall inure to the benefit of the Persons referred to therein.

11.8.                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

11.9.                        Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or
Acquisition Sub:		Investment Technology Group, Inc.
380 Madison Avenue
New York, NY 10017
Attention: General Counsel

With copies to:		Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Craig M. Wasserman, Esq.
Nicholas G. Demmo, Esq.

If to the Company:		The MacGregor Group, Inc.
321 Summer Street
Boston, MA 02110
Attention: Steven D. Levy, Chief Executive Officer

With copies to:		Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: William T. Whelan, Esq.

If to Representative:		Steven D. Levy
c/o The MacGregor Group, Inc.
321 Summer Street
Boston, MA 02110

With copies to:		Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attention: William T. Whelan, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, and (c) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

11.10.                  Representation by Counsel.  Each party hereto acknowledges that it has been advised by legal and any other counsel retained by such party in its sole discretion.  Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

11.11.                  Construction.  The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12.                  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13.                  Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement.  Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Agreement and Plan of Merger by their duly authorized representatives as of the date first written above.

PARENT:

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Raymond L. Killian, Jr.
Raymond L. Killian, Jr.
President and Chief Executive Officer

ACQUISITION SUB:

HEDGEHOG ACQUISITION INC.

By:	/s/ Raymond L. Killian, Jr.
Name:Raymond L. Killian, Jr.
Title: President and Chief Executive Officer

COMPANY:

THE MACGREGOR GROUP, INC.

By:	/s/ Steven D. Levy
Steven D. Levy
President and Chief Executive Officer

REPRESENTATIVE:

/s/ Steven D. Levy
Steven D. Levy